Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
GENEVA HEALTHCARE, INC.,
BIOTELEMETRY, INC., TYERSALL MERGER SUB, INC., and THE SECURITYHOLDERS’ REPRESENTATIVE NAMED HEREIN

January 25, 2019

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EXHIBITS AND SCHEDULES
Exhibits
Exhibit A        –    Securityholder Agreement
Schedules
Schedule 1.1        –    Severance Obligations
Schedule 1.2        –    Net Working Capital
Schedule 6.3        –    Termination of Certain Agreements
Schedule 6.7        –    Third Party Approvals
Schedule 11.4        –    Conduct of Business by the Company
Schedule 11.11    –    Regulatory Matters

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 25, 2019, by and among (a) Geneva Healthcare, Inc., a Delaware corporation (the “Company”), (b) BioTelemetry, Inc., a Delaware corporation (“Parent”), (c) Tyersall Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (d) Fortis Advisors LLC, a Delaware limited liability company, in its capacity as Securityholders’ Representative (the “Securityholders’ Representative”). The Company, Parent, Merger Sub, and the Securityholders’ Representative are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings given to such terms in Article I.
WHEREAS, the boards of directors of each of the Company, Parent and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Corporation Law (the “Merger”), and the board of directors of the Company has declared that it is advisable that this Agreement and the transactions contemplated hereby be adopted and approved by the stockholders of the Company;
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger;
WHEREAS, the Stockholders holding (a) at least a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis and (b) at least a majority of the issued and outstanding shares of Series A-2 Preferred Stock, voting as a single class and on an as-converted basis, will, in each case, within one (1) Business Day following the execution of this Agreement, adopt and approve the Merger by written consent in lieu of a special meeting of the stockholders in accordance with Sections 228 and 251 of the Delaware Corporation Law (the “Stockholder Approval”); and
WHEREAS, as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, at the Closing, each of the Key Employees will deliver to Parent a fully executed non-competition and non-solicitation agreement with Parent (collectively, the “Non-Competition Agreements”), in each case, in form and substance reasonably satisfactory to Parent and such Key Employee party to such Non-Competition Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I.
Definitions
Section 1.1 Definitions. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:
“280G Approval” has the meaning set forth in Section 11.16(a).
“401(k) Plan” has the meaning set forth in Section 11.17.

“Accounting Firm” has the meaning set forth in Section 5.3(b).
“Accredited Investor” has the meaning set forth for such term in Rule 501 of Regulation D promulgated under the Securities Act.
“Accredited Investor Questionnaire” has the meaning set forth in Section 11.5(b)Section 11.5(b).
“Actual Value” has the meaning set forth in Section 5.3(c)(iii).
“Additional Merger Consideration” means (a) the Surplus Merger Consideration Adjustment Amount, if any, (b) the Expense Funds, and (c) the Earn-Out Amount, in each case, if, as and when payable (or issuable) to the Securityholders hereunder.
“Advisory Group” has the meaning set forth in Section 13.14(g).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law).
“Aggregate Merger Consideration” means an aggregate amount equal to (a) the Closing Merger Consideration and (b) the Additional Merger Consideration.
“Aggregate Option Exercise Value” means the sum of the cash exercise prices payable upon exercise in full of all Stock Options (but without giving effect to any cancellation thereof effected in connection with this Agreement) that are issued and outstanding immediately prior to the Effective Time and that have an exercise price that is less than the Per Share Remaining Closing Merger Consideration Amount.
“Aggregate Remaining Closing Merger Consideration” means an amount equal to (a) the Closing Merger Consideration, less (b) the Aggregate Series A-2 Liquidation Preference.
“Aggregate Series A-2 Liquidation Preference” means an amount equal to (a) the Per Share Series A-2 Liquidation Preference, multiplied by (b) the number of shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the Preamble.
“APA” has the meaning set forth in Section 8.16(f).
“Authorized Securityholder Action” has the meaning set forth in Section 13.14(c).

“Basket” has the meaning set forth in Section 10.3(a).
“Business” means the management of data from implantable cardiac devices through a cloud-based technology platform and providing the services associated therewith.
“Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by applicable law to be closed.
“Business IP” has the meaning set forth in Section 8.11(b).
“Cash” means marketable securities and the actual unrestricted cash balances and Permitted Restricted Cash Balance, in each case, of the Company (net of repatriation costs and related Taxes, bank overdrafts and negative cash balances in other accounts, in each case, if any), as adjusted for any deposits in transit and outstanding checks, in each case as determined in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used to prepare the November 2018 Balance Sheet.
“Cash Earn-Out Percentage” means, for each Securityholder, the applicable percentage of the Earn-Out Amount payable to such Securityholder hereunder that such Securityholder elects to receive (or is deemed to elect to receive) in the form of a cash payment, as set forth on the Earn-Out Election Statement delivered by such Securityholder hereunder (or as a result of such Securityholder failing to timely deliver an Earn-Out Election Statement).
“Certificate” means a certificate which immediately prior to the Effective Time represents any shares of Company Stock.
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Claim” has the meaning set forth in Section 13.14(a)(iv).
“Claim Notice” has the meaning set forth in Section 10.7(a)(i).
“Claim Objection” has the meaning set forth in Section 10.7(a)(i).
“Closing” has the meaning set forth in Section 5.1(a).
“Closing Cash” means the aggregate Cash of the Company as of immediately prior to the Effective Time.
“Closing Date” has the meaning set forth in Section 5.1(a).
“Closing Indebtedness” means the aggregate Indebtedness of the Company as of immediately prior to the Effective Time; provided, that the amounts for the liabilities to be included in the calculation of Indebtedness to the extent disputed shall be determined as reflected in information provided by the obligee (or agents of the obligee) thereof (whether in the form of invoices or statement balances) or in accordance with the terms of the agreement relating to such liabilities.

“Closing Merger Consideration” means (a) forty-five million dollars ($45,000,000), plus (b) the amount of Estimated Closing Cash, plus or minus (c) the amount by which the Estimated Net Working Capital exceeds or is less than, respectively, the Target Net Working Capital, minus (d) the amount of Estimated Closing Indebtedness, minus (e) the amount of Estimated Transaction Expenses, minus (f) the amount of the Expense Funds, plus (g) the Aggregate Option Exercise Value.
“Closing Net Option Payment” has the meaning set forth in Section 4.2(c).
“Closing Paying Agent Cash Amount” has the meaning set forth in Section 5.2(a).
“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.
“Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Charter” means that certain Amended and Restated Certificate of Incorporation, dated as of October 10, 2016, as amended and as in effect as of the date hereof.
“Company Continuing Employee” has the meaning set forth in Section 11.19(a).
“Company Fundamental Representations” has the meaning set forth in Section 10.1(a).
“Company Indemnification Provisions” has the meaning set forth in Section 11.12(a).
“Company Intellectual Property Agreements” has the meaning set forth in Section 8.10(a)(xviii).
“Company Product” means the Software and other products and services, either complete or under development, that (a) are currently or that are currently intended to be, developed, licensed, sold, marketed, distributed, supplied, hosted, made available (including as software-as-a-service or a web-based application), or otherwise commercialized by or for the Company to third parties, (b) from which the Company currently derives or recognizes any revenue (including revenue associated with maintenance or service agreements), or (c) that are currently used or intended to be used to provide services to the Company’s customers or resellers (excluding third-party products and services used or intended to be used to provide services to the Company’s customers or resellers).
“Company Specified Representations” has the meaning set forth in Section 10.1(c).
“Company Stock” means the Common Stock and the Preferred Stock.
“Company Systems” means the Software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping,

communications, telecommunications, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned, used or relied on by the Company.
“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, (c) purchase or sale of all or substantially all of the assets or Equity Securities (including any rights to acquire, or securities convertible into or exchangeable for, any such Equity Securities) of the Company, or (d) business combination or other similar transaction involving the Company or its businesses or assets.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or any of its business relations and business activities. Confidential Information includes, but is not limited to, the following: (a) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities and individual requirements of, and specific contractual arrangements with, the Company’s customers, resellers, distributors, vendors, service providers, independent contractors, joint venture partners and other business relations and their confidential information; (c) Trade Secrets; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) and (e) other non-public or confidential Intellectual Property Rights.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated October 1, 2018, by and between the Company and Parent.
“Contract” means any contract, agreement, lease, sublease, license, sublicense, indenture, note, bond, commitment or other legally enforceable promise, whether written or oral.
“D&O Indemnitees” has the meaning set forth in Section 11.12(a).
“D&O Tail” has the meaning set forth in Section 11.12(b).
“December 2018 Balance Sheet” has the meaning set forth in Section 11.18.
“Delaware Corporation Law” means the General Corporation Law of the State of Delaware.
“Developments” has the meaning set forth in Section 8.11(d).
“Direct Claim” has the meaning set forth in Section 10.7(a)(i).
“Disclosure Schedule” has the meaning set forth in Article VIII.
“Dispute Notice” has the meaning set forth in Section 5.3(b).

“Dissenting Shares” has the meaning set forth in Section 4.3.
“Earn-Out Amount” means an amount equal to (a) twenty-five percent (25%), multiplied by (b) the product of (i) the Revenue for the Earn-Out Period, multiplied by (ii) 3.5; provided, that the Earn-Out Amount shall be no less than the Minimum Earn-Out Amount.
“Earn-Out Cash Election Securityholder” means any Securityholder that elects to receive (or is deemed to elect to receive in accordance with the terms hereunder) all or a portion of the Earn-Out Amount in the form of cash, as set forth on the Earn-Out Election Statement delivered by such Securityholder hereunder.
“Earn-Out Date” has the meaning set forth in Section 5.4(a).
“Earn-Out Dispute Notice” has the meaning set forth in Section 5.4(b).
“Earn-Out Disputed Matters” has the meaning set forth in Section 5.4(b).
“Earn-Out Election Statement” has the meaning set forth in Section 11.5(b).
“Earn-Out Period” has the meaning set forth in Section 5.4(a).
“Earn-Out Shares” means shares of Parent Common Stock, issuable to Securityholders in accordance with the terms hereunder.
“Earn-Out Shares Election Securityholder” means any Securityholder that elects to receive all or a portion of the Earn-Out Amount in the form of Earn-Out Shares, as set forth on the Earn-Out Election Statement delivered by such Securityholder hereunder, subject to terms and conditions contained herein.
“Earn-Out Shares Percentage” means, for any Securityholder that constitutes an Earn-Out Shares Election Securityholder, an allocation of such Securityholder’s proportionate share of the Earn-Out Amount in the following applicable percentages options of the Earn-Out Amount in Earn-Out Shares (which determination shall be so indicated by the Earn-Out Shares Election Securityholder in such Securityholder’s completed and executed Earn-Out Election Statement): (a) fifty percent (50%) of the Earn-Out Amount in Earn-Out Shares (and thus fifty percent (50%) of the Earn-Out Amount in cash); and (b) twenty-five percent (25%) of the Earn-Out Amount in Earn-Out Shares (and thus seventy-five percent (75%) of the Earn-Out Amount in cash).
“Earn-Out Statement” has the meaning set forth in Section 5.4(a).
“Effective Time” has the meaning set forth in Section 2.2.
“Employee Benefit Plan” has the meaning set forth in Section 8.16(a).
“Employee Optionholders” means Optionholders (in their capacity as such) that are employed by the Company, or after the Effective Time the Surviving Corporation, at the time of any payment to such Optionholder under this Agreement.

“Encumbrances” means, collectively, all Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever, but excluding any restrictions on transferability imposed by any securities Laws.
“Environmental Laws” means all Laws governing pollution, protection of the environment, public or workplace health and safety to the extent relating to Hazardous Substances, or the use, generation, transport, treatment, storage or disposal of any Hazardous Substances, including the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. and the rules and regulations promulgated thereunder.
“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the issuer thereof or the governing body of its Affiliate, as the case may be, including rights, powers, and/or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clauses of this definition, and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 8.16(c).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 5.1(b).
“Estimated Closing Cash” has the meaning set forth in Section 5.1(b).
“Estimated Closing Indebtedness” has the meaning set forth in Section 5.1(b).
“Estimated Closing Statement” has the meaning set forth in Section 5.1(b).
“Estimated Net Working Capital” has the meaning set forth in Section 5.1(b).
“Estimated Transaction Expenses” has the meaning set forth in Section 5.1(b).
“Evidence of Signing Stockholder Documents” has the meaning set forth in Section 11.10.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” means (a) any shares of Company Stock cancelled pursuant to Section 4.1(d) and (b) any Dissenting Shares.

“Existing Stock Option Plan” means 2013 Equity Incentive Plan of the Company, effective as of August 21, 2013.
“Expense Funds” means an amount equal to two-hundred and fifty thousand dollars ($250,000).
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“Final Closing Merger Consideration” means (a) forty-five million dollars ($45,000,000), plus (b) the amount of Closing Cash (as finally determined in accordance with Section 5.3), plus or minus (c) the amount by which the Net Working Capital exceeds or is less than, respectively, the Target Net Working Capital (as finally determined in accordance with Section 5.3), minus (d) the amount of Closing Indebtedness (as finally determined in accordance with Section 5.3), minus (e) the amount of Transaction Expenses (as finally determined in accordance with Section 5.3), minus (f) the amount of the Expense Funds, plus (g) the Aggregate Option Exercise Value.
“Financial Statements” has the meaning set forth in Section 8.4.
“Form Customer License” means a Contract entered into by the Company in the ordinary course of business pursuant to (and substantially in the form of) the Company’s standard form contract or agreement (a true and complete copy of which has been provided to Parent at least ten (10) days prior to the date hereof), pursuant to which the Company grants to a customer a non-exclusive license to use a Company Product.
“Fully Diluted Shares Outstanding” means the sum of (a) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the number of shares of Common Stock then issuable upon the conversion of the Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (c) the number of shares of Common Stock issuable upon the exercise of all Stock Options issued and outstanding immediately prior to the Effective Time (before giving effect to the cancellation thereof in connection with the Closing) that have an exercise price that is less than the Per Share Remaining Closing Merger Consideration Amount.
“Fundamental Reps Cap” has the meaning set forth in Section 10.3(c).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means (a) any federal, state, local, municipal, foreign or other government, (b) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal), (c) anybody exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory, or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal or (d) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Substance” means any waste, substance or material defined as “hazardous waste,” “hazardous substance” or “toxic substance,” or for which liability or standards of conduct may be imposed based on their hazardous, deleterious or toxic properties or characteristics, under any Environmental Laws.
“High Value” has the meaning set forth in Section 5.3(c)(ii).
“HIPAA” has the meaning set forth in Section 8.18(h).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), (d) all long term cash obligations of such Person secured by a Lien, (e) all guarantees of such Person in connection with any of the foregoing and any other Indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) all capital lease obligations, (g) all indebtedness for deferred purchase price in connection with an acquisition of any entity or business, contingent or otherwise (e.g. an earn-out payment, installment payments or a seller note), (h) all severance obligations of the Company existing as of the Closing, including the employer portion of payroll taxes thereon, except for any severance obligation of the Company set forth on Schedule 1.1 (including the employer portion of payroll taxes thereon), (i) all accrued but unpaid bonus amounts that are payable or would become payable by the Company to Persons with respect to any period prior to the Closing Date, including the employer portion of payroll taxes thereon and (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing; provided, that Indebtedness shall expressly exclude Transaction Payroll Taxes.
“Indemnifying Party” means the Securityholders or Parent, as applicable, against whom a claim for indemnification is being asserted under any provision of Article X.
“Indemnitee” means, collectively, any Parent Indemnitee and Securityholder Indemnitee.
“Individual Cash Earn-Out Amount” means, for each Earn-Out Cash Election Securityholder, an amount equal to (a) the Earn-Out Amount payable to such Securityholder hereunder, multiplied by (b) such Securityholder’s Cash Earn-Out Percentage.
“Individual Earn-Out Shares” means, for each Earn-Out Shares Election Securityholder, a number of Earn-Out Shares equal to (a) the Individual Earn-Out Shares Value for such Earn-Out Shares Election Securityholder, divided by (b) the Signing Date Price, rounded down to the nearest whole number of Earn-Out Shares (provided, that the value of any fractional amount that is above such whole number, based on the Signing Date Price, shall be taken into account when calculating to such Securityholder’s Individual Cash Earn-Out Amount).

“Individual Earn-Out Shares Value” means, for each Earn-Out Shares Election Securityholder, an amount equal to (a) the Earn-Out Amount payable to such Securityholder hereunder, multiplied by (b) such Securityholder’s applicable Earn-Out Shares Percentage.
“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world, and all corresponding rights: (a) inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, (c) works of authorship (whether or not copyrightable), copyrights, mask works, database rights and moral rights, and all applications, registrations, and renewals in connection therewith, (d) Trade Secrets, (e) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons, (f) rights in Software, (g) other intellectual property or proprietary rights and (h) other registrations, issuances, and certificates and associated proprietary rights with respect to any of the foregoing.
“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, unit, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (b) any capital contribution by such Person to any other Person.
“Key Employees” means, collectively, Yuri Sudhakar, Manish Wadhwa, Earl Bray, Jeff Marchese and Debra Halligan, and each, a “Key Employee.”
“Knowledge of the Company” means the actual knowledge of any of the following individuals: Yuri Sudhakar, Manish Wadhwa, Earl Bray, Jeff Marchese, and Debra Halligan, after reasonable inquiry of other employees of the Company who would reasonably be expected to have actual knowledge of the applicable matter.
“Law” or “Laws” means any federal, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, Order, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement (including pursuant to any settlement, consent decree or determination of or settlement under any arbitration) or rule of law.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.
“Lender” means any lender, prospective lender, note purchaser, prospective note purchaser, lead arranger, arranger, agent or other representative of or to Parent.
“Letter of Transmittal” has the meaning set forth in Section 5.2(d).
“Licenses” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, authorizations, consents or orders of, notifications to or filings with, any Governmental Entity, whether foreign, federal, state or local, an industry association or standards compliance organization or any other Person.
“Lien” means any mortgage, pledge, security interest, license encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Losses” means any loss, liability, cost, royalty payment, damage, claim, demand, action, cause of action, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing), in each case, to the extent recoverable under applicable Law; provided that, (a) “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Entity or other third party and (b) for the avoidance of doubt, “Losses” in respect of attorneys’ fees and expenses shall be limited to only reasonable attorneys’ fees and expenses in respect of Losses that are otherwise indemnifiable hereunder.
“Lost Certificate Affidavit” has the meaning set forth in Section 5.2(d).
“Low Value” has the meaning set forth in Section 5.3(c)(i).
“Material Adverse Effect” means any change, event or effect, individually or when taken together with all other changes, events or effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect, that would reasonably be expected to be materially adverse to (x) the Company or (y) the business, assets, liabilities, operations, value, condition (financial or otherwise) or results of operations of the Company; provided, however, that any change, event or effect arising from or related to: (a) conditions affecting the industry of the Company generally or the United States economy generally; (b) changes resulting from acts of terrorism, acts of war, escalation of hostilities, floods, wild fires, epidemics, earthquakes, hurricanes, tornados or other natural disasters; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP; (e) changes in any Laws or other binding directives issued by any Governmental Entity; (f) any action taken by a party hereto as expressly required by this Agreement; (g) the public announcement of the transactions contemplated by this Agreement; (h) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that clause (h) shall not prevent a determination that any event, change or effect underlying any such failure has resulted in a Material Adverse Effect, to the extent such event, change or effect is not otherwise excluded from this definition of Material Adverse Effect); (i) the completion of the transactions contemplated hereby; or (j) any changes arising from or attributable or relating to any breach by Parent and/or Merger Sub of this Agreement or any other Transaction Agreement, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to the Company; provided, that such exclusion will not apply in each of the cases specified in clauses (a), (b), (c), (d) or (e) above, to the extent such event, change or effect has a disproportionate effect on the Company relative to the other companies in the locations or industries in which the Company operates, as applicable.
“Material Contracts” has the meaning set forth in Section 8.10(b).
“Medical Device Report” means all reports required to be submitted to FDA consistent with 21 CFR Part 803.
“Merger Consideration Spreadsheet” has the meaning set forth in Section 5.1(b).
“Merger Sub Common Stock” means shares of common stock, par value $0.01 per share, of Merger Sub.
“Minimum Earn-Out Amount” means an amount equal to twenty million dollars ($20,000,000).
“NASDAQ” shall mean the Nasdaq Global Select Market or any successor thereto.
“Net Working Capital” means: (a) the aggregate dollar amount of all assets of the Company that are included in the line item categories of current assets specifically identified on Schedule 1.2, but in all events excluding Closing Cash, less (b) aggregate dollar amount of all liabilities of the Company that are included in the line item categories of current liabilities specifically identified on Schedule 1.2, but in all events excluding Transaction Expenses and the current portion of any Indebtedness of the Company, in each case, determined as of 12:01 a.m. Pacific Time on the Closing Date and as determined in accordance with GAAP and, to the extent GAAP-compliant, in a manner strictly consistent with the principles used by the Company in the preparation of its November 2018 Balance Sheet.
“Non-Accredited Electing Optionholder” means an Earn-Out Shares Election Securityholder that is a Non-Accredited Securityholder as of the date of such Non-Accredited Securityholder’s Earn-Out Election Statement and was an Optionholder as of immediately prior to the Effective Time.
“Non-Accredited Electing Stockholder” means an Earn-Out Shares Election Securityholder that is a Non-Accredited Securityholder as of the date of such Non-Accredited Securityholder’s Earn-Out Election Statement and was a Stockholder as of immediately prior to the Effective Time.
“Non-Accredited Securityholder” means any Securityholder who is not an Accredited Investor as of the date of such Securityholder’s Earn-Out Election Statement.
“Non-Competition Agreement” has the meaning set forth in the Recitals.

“Non-Employee Optionholders” means Optionholders (in their capacity as such) not employed by the Company, or after the Effective Time the Surviving Corporation, at the time of any payment to such Optionholder under this Agreement.
“November 2018 Balance Sheet” has the meaning set forth in Section 8.4(a)(i).
“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, and middleware.
“Objection Period” has the meaning set forth in Section 10.7(a)(ii).
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Open Source License” means (a) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, Academic Free License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and (b) any Reciprocal License.
“Open Source Software” means any Software that is licensed pursuant to an Open Source License, whether or not Source Code is available or included in such license.
“Optionholders” means, collectively, each holder of Stock Options.
“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.
“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.
“Parachute Payment Waiver” has the meaning set forth in Section 11.16(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plan” has the meaning set forth in Section 11.19(b).
“Parent Change of Control” means each of the following events: (a) the acquisition of Parent by another Person (or group of Persons) by means of any transaction or series of related transactions

(including, without limitation, any equity acquisition, reorganization, tender offer, merger or consolidation) other than a transaction or series of related transactions in which the holders of the voting securities of Parent outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of the voting securities of Parent held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Parent or such other surviving or resulting entity, as applicable (or if Parent or such other surviving or resulting entity is a wholly owned Subsidiary immediately following such acquisition, its parent); or (b) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets of Parent by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly owned Subsidiary of Parent (any such event as referenced in this clause (b), a “Parent Asset Sale”).
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Parent-Controlled Claim” has the meaning set forth in Section 10.7(b)(iii).
“Parent Financial Statements” has the meaning set forth in Section 9.9(c).
“Parent Fundamental Representations” has the meaning set forth in Section 10.1(b).
“Parent Indemnitee” means Parent, the Surviving Corporation and each of their respective Affiliates, partners, stockholders, members, directors, officers, employees, agents, Representatives, successors and assigns.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Paying Agent” means American Stock Transfer & Trust Company.
“Paying Agent Agreement” has the meaning set forth in Section 5.2(a).
“Per Share Earn-Out Amount” means an amount equal to (a) the Earn-Out Amount, divided by (b) the Fully Diluted Shares Outstanding.
“Per Share Expense Funds Amount” means an amount equal to (a) the amount of Expense Funds that will be distributed to the Securityholders in accordance with the terms hereunder, divided by (b) the Fully Diluted Shares Outstanding.
“Per Share Surplus Merger Consideration Adjustment Amount” means an amount equal to (a) the amount of the Surplus Merger Consideration Adjustment Amount, divided by (b) the Fully Diluted Shares Outstanding.
“Per Share Remaining Closing Merger Consideration Amount” means an amount equal to (a) the Aggregate Remaining Closing Merger Consideration, divided by (b) the Fully Diluted Shares Outstanding.

“Per Share Series A-2 Liquidation Preference” means an amount, for each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, equal to the Original Issue Price (as defined in the Company Charter) for such share of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time, plus all then accrued and unpaid dividends on such share of Series A-2 Preferred Stock as of immediately prior to the Effective Time.
“Per Share Series A-2 Closing Merger Consideration Amount” means an amount equal to (a) the Per Share Series A-2 Liquidation Preference, plus (b) the Per Share Remaining Closing Merger Consideration Amount.
“Permitted Encumbrances” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the occupancy or use of such Leased Real Property in the operation of the Company’s business conducted thereon.
“Permitted Restricted Cash Balance” means cash of the Company which is used to provide credit support for certain of the Company’s credit cards, which amount will not exceed twenty-five thousand dollars ($25,000) as of the Closing, in the aggregate.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Preferred Stock” means, collectively, Series A-1 Preferred Stock and Series A-2 Preferred Stock.
“Proceeding” means any action (by any private right of action of any Person or by any Governmental Entity), suit, litigation, claim, grievance, charge, audit, investigation, inquiry or other proceeding (including any administrative, criminal or arbitration or mediation proceedings).
“Proposed Closing Date Calculations” has the meaning set forth in Section 5.3(a).
“Proposed Closing Indebtedness” has the meaning set forth in Section 5.3(a).

“Proposed Final Closing Merger Consideration Calculation” has the meaning set forth in Section 5.3(a).
“Proposed Statement of Net Working Capital” has the meaning set forth in Section 5.3(a).
“Proposed Transaction Expenses” has the meaning set forth in Section 5.3(a).
“Prospectus Supplement” has the meaning set forth in Section 11.13(a).
“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Company, or any of its Affiliates, equity holders, directors, officers, employees, agents, Representatives, advisors and attorneys (including Wilson Sonsini Goodrich & Rosati, P.C.) relating to or in connection with the negotiation of this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated hereby or any other potential sale or change of control transaction involving the Company, that are considered to be entitled to the legal privilege for attorney client communications under applicable Law and professional rules.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees or (e) the grant of any patent or other rights, including non-assertion or patent license obligations.
“Registration Statement” means a registration statement under the Securities Act, including a registration statement on Form S-1, S-3, S-4 or applicable successor form, including an automatic shelf registration statement, filed by Parent, and any amendments or supplements thereto (whether prior to or after the effective date thereof).
“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant, or any other Person acting in a representative capacity for such Person or, in the case of Parent, any existing or potential financing source (including Lenders and co-investors).
“Revenue” means, with respect to the Earn-Out Period, (a) the total revenue of the Company and any Subsidiaries thereof, on a consolidated basis, less (b) discounts, returns and bad debt expenses of the Company and any Subsidiaries thereof, on a consolidated basis, in each case, as determined in accordance with GAAP and in a manner consistent with the revenue recognition methodologies and principles utilized by Parent in its then most current consolidated audited consolidated financial statements prior to the applicable determination date (so long as such methodologies and principles are GAAP-compliant). Without limiting the foregoing definition, the following shall expressly constitute “Revenue” within clause (a) of the definition thereof: total revenue of Parent or any of its Subsidiaries with respect to the sale and/or license of implantable cardiac device management data, technology and/or platform, and for services that are reasonably related to the support of such data, technology and/or platform associated therewith, including, all revenue generated from: (w) cardiac implantable electronic device (CIED) remote monitoring current procedural terminology (CPT) codes 93294-93299 (which includes, for the avoidance of doubt, technical CPT codes 93296 and 93299); (x) de-identified CIED data; (y) remote monitoring telehealth services that target or are otherwise focused on the CPT code 99091; and (z) any substitute, replacement and/or new CPT code that otherwise covers any of the sales, licenses or services covered by clauses (w), (x) and (y) above.
“SEC” has the meaning set forth in Section 9.9(a).
“SEC Reports” has the meaning set forth in Section 9.9(a).
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.
“Securityholder Agreement” has the meaning set forth in Section 5.1(d)(iii).
“Securityholder Indemnitee” means the Securityholders and each of their respective Affiliates, and each of their respective partners, stockholders, members, officers, directors, employees, agents, representatives, successors and assigns (which, for the avoidance of doubt, shall exclude the Company).
“Securityholder Pro Rata Basis” means, with respect to any Securityholder as of the applicable determination time, the Aggregate Merger Consideration received by such Securityholder as of such applicable determination time relative to the Aggregate Merger Consideration received by all Securityholders as of the applicable determination time.
“Securityholders” means, collectively, (a) the Stockholders and (b) the Optionholders.
“Securityholders’ Representative” has the meaning set forth in the Preamble.
“Securityholders’ Representative Engagement Agreement” has the meaning set forth in Section 13.14(g).
“Securityholders’ Representative Group” has the meaning set forth in Section 13.14(g).
“Series A-1 Preferred Stock” means shares of Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.
“Series A-2 Preferred Stock” means shares of Series A-2 Preferred Stock, par value $0.0001 per share, of the Company.
“Shortfall Merger Consideration Adjustment Amount” means the amount by which the Final Closing Merger Consideration is less than the Closing Merger Consideration, if applicable; provided, that any amount calculated to be “Shortfall Merger Consideration Adjustment Amount” shall be deemed to be a negative number.

“Signing Date Price” means $67.85, which represents the volume-weighted average closing sale price, as published in the Wall Street Journal, of one (1) share of Parent Common Stock on NASDAQ for the five (5) consecutive trading day period ending immediately prior to the date hereof.
“Software” means, in any form or medium, any and all (a) computer software (including any and all (i) software implementations of algorithms, models, and methodologies, (ii) software embodied in any sensor component or used in the design, test, and manufacture of any sensor component, and (iii) programmable logic and human readable or any intermediate hardware logic description language (including HDL and VHDL)), whether in Source Code, Object Code, or other form, (b) data, databases, and collections or compilations of data, and (c) all information, documentation and manuals related to any of the foregoing.
“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages), together with any and all text, diagrams, graphs, charts, flow-charts, presentations, manuals and other information that describe the foregoing.
“Stock Option” means any option that is exercisable for shares of Company Stock, whether vested or unvested.
“Stockholder Approval” has the meaning set forth in the Recitals.
“Stockholders” means, collectively, each holder of shares of Company Stock.
“Straddle Period” has the meaning set forth in Section 11.3(e).
“Subsidiary” means, with respect to any Person, any business entity of which (a) if the business entity is a corporation, a majority of the total voting power of shares of capital stock or other Equity Securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if the business entity is a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or other governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.
“Surplus Merger Consideration Adjustment Amount” means the amount by which the Final Closing Merger Consideration exceeds the Closing Merger Consideration, if applicable.

“Surviving Corporation” has the meaning set forth in Section 2.1.
“Surviving Corporation Change of Control” means each of the following events: (a) the acquisition of the Surviving Corporation by another Person (or group of Persons), other than a Subsidiary or Subsidiaries of Parent, by means of any transaction or series of related transactions (including, without limitation, any equity acquisition, reorganization, tender offer, merger or consolidation) other than a transaction or series of related transactions in which the holder(s) of the voting securities of the Surviving Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of the voting securities of the Surviving Corporation held by such holder(s) prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Surviving Corporation or such other surviving or resulting entity, as applicable (or if the Surviving Corporation or such other surviving or resulting entity is a wholly owned Subsidiary immediately following such acquisition, its parent); or (b) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Surviving Corporation by means of any transaction or series of related transactions, except where such sale, lease, exclusive license or other disposition is to a wholly owned Subsidiary of the Surviving Corporation (any such event as referenced in this clause (b), a “Surviving Corporation Asset Sale”).
“Target Net Working Capital” means Net Working Capital of six hundred thousand dollars ($600,000).
“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable with respect to the foregoing or the failure to file Tax Returns), whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person under Law (including Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law), by Contract, as a transferee or successor, or otherwise by operation of law (excluding under any arrangement entered into in the ordinary course of business and not primarily related to Taxes).
“Tax Return” means any return, declaration, disclosure, report, claim for refund, statement or information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.
“Third Party Approvals” has the meaning set forth in Section 6.7.
“Third Party Claim” has the meaning set forth in Section 10.7.
“Third Party Components” means, with respect to a Company Product, all of the following that are not exclusively owned by the Company: (a) Software that is embedded in, used in,

incorporated into, combined with, linked with, distributed with, provided to any Person as a service with, provided via a network as a service or application with, or made available with, such Company Product, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Company Product for such Company Product to properly function in accordance with its specifications or from which any of the Company Products inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories); and (b) Intellectual Property Rights that are embodied in such Company Product.
“Total Cash Earn-Out Amount” means an aggregate amount equal to the Individual Cash Earn-Out Amounts for all Earn-Out Cash Election Securityholders.
“Total Closing Option Consideration” means the aggregate amount of Closing Net Option Payments payable to Optionholders hereunder.
“Total Earn-Out Shares” means the total number of Individual Earn-Out Shares issuable to all Earn-Out Shares Election Securityholders hereunder.
“Total Earn-Out Shares Value” means an aggregate dollar value equal to the Individual Earn-Out Shares Value for all Earn-Out Shares Election Securityholders.
“Total Option Consideration” has the meaning set forth in Section 4.2(c).
“Trade Secrets” means trade secrets and other confidential information, including Source Code, know how, methods, processes, techniques, data, formulae, algorithms, research, records, reports, industrial models, architectures, layouts, designs, drawings, plans, product specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, and any other information that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.
“Transaction Agreements” means this Agreement, the Paying Agent Agreement, the Securityholder Agreements, the Non-Competition Agreements and the various agreements, certificates, instruments and other documents contemplated thereby and each other agreement, certificate, instrument or other document contemplated by this Agreement.
“Transaction Expenses” means, without duplication, all of the costs, fees and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby, in any case, prior to the Closing, including, (a) the premium for the D&O Tail, (b) the fees and expenses of legal counsel, accountants, investment bankers and other representatives and consultants of the Company, and (c) any amounts that are payable or will become payable by the Company to Persons other than the Parties as a result of the transactions contemplated by this Agreement (including for any sale, stay or retention bonus or change of control or similar payment that vest or are payable as a result of the consummation of the transactions contemplated by this Agreement). The Parties hereto acknowledge and agree that (x) all Transaction Payroll

Taxes in respect of the Closing Merger Consideration in excess of three hundred thousand dollars ($300,000), in the aggregate (such Transaction Payroll Taxes in excess of such three hundred thousand dollars ($300,000) threshold, the “Closing Transaction Payroll Expenses”), shall expressly constitute Transaction Expenses and shall reduce the Closing Merger Consideration and (y) all Transaction Payroll Taxes in respect of Additional Merger Consideration in excess of one hundred fifty thousand dollars ($150,000), in the aggregate (such Transaction Payroll taxes in excess of such one hundred fifty thousand dollars ($150,000) threshold, the “Post-Closing Transaction Payroll Expenses”), shall constitute Transaction Expenses and reduce the applicable Additional Merger Consideration; provided, that, any Transaction Payroll Taxes that are below the threshold amounts set forth in clauses (x) and (y) herein shall not constitute Transaction Expenses and shall not reduce the Closing Merger Consideration or the applicable Additional Merger Consideration, as applicable. Notwithstanding anything contained herein to the contrary, with respect to any Post-Closing Transaction Payroll Expenses that constitutes Transaction Expenses, the amount of such Post-Closing Transaction Payroll Expenses shall reduce the applicable Additional Merger Consideration giving rise to such applicable Post-Closing Transaction Payroll Expenses.
“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any bonuses, or other compensatory payments made in connection with the transactions contemplated by this Agreement (including with respect to the portion of the Closing Merger Consideration and the Additional Merger Consideration payable with respect to the Stock Options), whether payable by Parent or the Company.
“Transfer Taxes” has the meaning set forth in Section 11.3(a).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“WARN Act” has the meaning set forth in Section 8.7(n).
ARTICLE II.
The Merger
Section 2.1    The Merger. On and subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation”).
Section 2.2    Consummation of the Merger. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article VI and Article VII, (a) the Company shall execute a certificate of merger in a form that is customary for a transaction of this type and that is approved by Parent and the Company (the “Certificate of Merger”) in accordance with the relevant provisions of the Delaware Corporation Law, and (b) the Company and Merger Sub shall, and Parent shall cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Corporation Law, and the Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”).
Section 2.3    Effect of the Merger. The Merger shall have the effect as provided in the Delaware Corporation Law, including that upon the effectiveness of the Merger (a) the separate existence of Merger Sub shall cease (except as may be continued by operation of law), (b) the Company shall be the Surviving Corporation, (c) the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of each of the Company and Merger Sub, and all property (real, personal and mixed) and all debts due to each of the Company and Merger Sub in whatever amount, as well as all other things in action or belonging to each of the Company and Merger Sub, shall be vested in the Surviving Corporation, (d) all property, rights, privileges, powers and franchises and each and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the Company or Merger Sub, as applicable, and (e) all rights of creditors and all liens upon any property of each of the Company and Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of the Company and Merger Sub shall henceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it and the Surviving Corporation shall timely pay such debts, liabilities and duties.
Section 2.4    Further Assurances. If, at any time after the Effective Time, the Securityholders’ Representative or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are reasonably necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of the Company or to otherwise carry out the purposes of this Agreement or to effect the Merger, then the Securityholders’ Representative, the Surviving Corporation and the Surviving Corporation’s officers and directors shall execute and deliver as promptly as practicable all such deeds, assignments and assurances in law and do all other acts reasonably necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such actions solely for the purposes of this Section 2.4.
ARTICLE III.
The Surviving Corporation
Section 3.1    Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained in the exhibit attached to the Certificate of Merger, until amended or repealed in accordance with the provisions thereof and applicable Law.
Section 3.2    Bylaws. The bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to be the same as the bylaws of Merger Sub immediately prior to the Effective Time except that the name of Merger Sub will be replaced with the name of the Company, until amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation and applicable Law.
Section 3.3    Directors. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable law.
Section 3.4    Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or until their earlier resignation or removal or as otherwise provided by applicable Law.
ARTICLE IV.
Conversion of Company Stock; Options
Section 4.1    Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any Securityholder, or the Securityholders’ Representative, the Merger shall be effected in accordance with the following terms:
(a)    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive the following:
(i)    Each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive the following: (A) an amount in cash equal to the Per Share Series A-2 Closing Merger Consideration Amount; plus (B) an amount in cash equal to the Per Share Surplus Merger Consideration Adjustment Amount, if any; plus (C) an amount in cash equal to the Per Share Expense Funds Amount, if any; plus (D) an amount in cash and/or Earn-Out Shares, as applicable, in accordance with the terms hereunder, equal to the Per Share Earn-Out Amount.
(ii)    Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive the following: (A) an amount in cash equal to the Per Share Remaining Closing Merger Consideration Amount, plus (B) an amount in cash equal to the Per Share Surplus Merger Consideration Adjustment Amount, if any; plus (C) an amount in cash equal to the Per Share Expense Funds Amount, if any; plus (D) an amount in cash and/or Earn-Out Shares, as applicable, in accordance with the terms hereunder, equal to the Per Share Earn-Out Amount.
(iii)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a right to receive the following: (A) an amount in cash equal to the Per Share Remaining Closing Merger Consideration Amount, plus (B) an amount in cash equal to the Per Share Surplus Merger Consideration Adjustment Amount, if any; plus (C) an amount in cash equal to the Per Share Expense Funds Amount, if any; plus (D) an amount in cash and/or Earn-Out Shares, as applicable, in accordance with the terms hereunder, equal to the Per Share Earn-Out Amount.
(c)    Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned or held, directly or indirectly, by the Company or by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist without any conversion thereof and no payment of cash or any other consideration or distribution shall be made with respect thereto.
(d)    With respect to any Stockholder and/or Optionholder, the portion of the Closing Merger Consideration and any payment of Additional Merger Consideration receivable by such Securityholder under this Agreement shall be aggregated for all shares of Company Stock and/or all shares of Common Stock subject to Stock Options, as applicable, held by such Securityholder, and, following such aggregation, any fractional cents shall be rounded to the nearest whole cent.
(e)    As of the Effective Time, each holder of a Certificate (other than a Certificate representing Dissenting Shares, the treatment of which is addressed in Section 4.3) shall cease to have any rights with respect to such Certificate or any shares of Company Stock that were represented by such Certificate prior to the Effective Time, except the right to receive, upon surrender of such Certificate in accordance with Section 5.2(e), a portion, without interest, in accordance with this Agreement, of the Closing Merger Consideration and a portion, without interest, in accordance with this Agreement, of the Additional Merger Consideration. Surrendered Certificates shall forthwith be cancelled by the Surviving Corporation.
(f)    None of the Surviving Corporation, Parent or Merger Sub shall be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.
Section 4.2    Options.
(a)    Prior to the Effective Time, the board of directors of the Company shall adopt resolutions to terminate and cancel all existing equity incentive plans and all outstanding Stock Options effective immediately prior to, and subject to the occurrence of, the Effective Time, including such that all Stock Options that are outstanding and unexercised immediately prior to the Effective Time shall, without any further action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be cancelled upon the Effective Time. From and after the Effective Time, any such cancelled Stock Option shall no longer be exercisable by the former holder thereof or entitle the holder thereof to any amounts from the Company, and the Company shall have no other obligations, and no current or former holder of any such Stock Options shall have any other rights, arising under or in connection with any such Stock Options or any plans or agreements related thereto, except the right to receive a portion, without interest, in accordance therewith and with this Agreement, of the Total Option Consideration. The resolutions adopted by the board of directors of the Company terminating and cancelling all existing equity incentive plans and all outstanding Stock Options in accordance with this Section 4.2(a) shall expressly require that each Optionholder to execute and deliver to the Company or Parent a Securityholder Agreement in order for such Optionholder to receive such Optionholder’s portion of the Total Option Consideration.
(b)    Immediately prior to the Effective Time, each outstanding Stock Option shall become fully vested and exercisable in full.
(c)    At the Effective Time, each outstanding Stock Option shall be cancelled and converted into the right to receive for each share of Common Stock subject to such Stock Option, the sum of (i) an amount in cash equal to (A) the Per Share Remaining Closing Merger Consideration Amount minus (B) the exercise price of such Stock Option (the “Closing Net Option Payment”), plus (ii) an amount in cash equal to the Per Share Surplus Merger Consideration Adjustment Amount, if any; plus (iii) an amount in cash equal to the Per Share Expense Funds Amount, if any; plus (iv) an amount in cash and/or Earn-Out Shares, as applicable, in accordance with the terms hereunder, equal to the Per Share Earn-Out Amount (the total consideration payable or issuable, as applicable, in respect of all Stock Options hereunder, the “Total Option Consideration”).
Section 4.3    Appraisal Rights. Each issued and outstanding share of Company Stock that is held by a Person who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law and, in the case of any Person required to have exercised appraisal rights under Section 262 of Delaware Corporation Law as of the Effective Time of the Merger in order to preserve such rights, with respect to which appraisal rights under the Delaware Corporation Law have been properly exercised, shall not be converted into the right to receive any portion of the Closing Merger Consideration or the Additional Merger Consideration, as the case may be, and instead shall be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the Delaware Corporation Law, unless and until the holder of any such share shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the Delaware Corporation Law, in which case such share shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Section 5.2(f), without interest, in accordance with this Agreement, a portion of the Final Closing Merger Consideration, the Surplus Merger Consideration Adjustment Amount, the Expense Funds and the Earn-Out Amount in accordance with Section 4.1(a). From and after the Effective Time, no stockholder who has demanded appraisal rights shall be entitled to vote such holder’s shares of Company Stock for any purpose or to receive payment of dividends or other distributions on such holder’s shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time). Any shares of Company Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to in this Agreement as “Dissenting Shares.”
Section 4.4    Withholding. Notwithstanding any other provision in this Agreement, the Paying Agent, Parent, Merger Sub and the Company and any other Person making payments pursuant to this Agreement shall each be entitled to deduct and withhold from any payment made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payment under the Code, the Treasury Regulations, or any other provision of applicable Law, and to request any reasonably necessary Tax forms including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information for the purpose of determining whether such withholding is required. To the extent that amounts are so withheld and deducted pursuant to this Section 4.4 and paid over to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE V.
Closing; Payment/Issuance of Merger Consideration
Section 5.1    Closing; Closing Deliveries
(a)    The closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Greenberg Traurig, P.A., located at 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida, or at such other place as may be mutually agreeable to each of the Parties (including by means of facsimile, email or other electronic transmission), at 10:00 a.m., local time, on the Business Day immediately following the satisfaction or waiver of all closing conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition as of the Closing) or such other date as the Parties may agree upon (the “Closing Date”). Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that the Closing shall not occur on, and the Closing Date shall not be, any date prior to March 2, 2019.
(b)    At least three (3) Business Days prior to Closing, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth in writing (together with reasonable supporting documentation) the Company’s good faith estimates (which estimates shall be reasonably satisfactory to Parent) of (i) the Closing Indebtedness, if any (the “Estimated Closing Indebtedness”), (ii) the Transaction Expenses (including to the payees thereof and their respective wire instruction information) (the “Estimated Transaction Expenses”), (iii) the Closing Cash, if any (the “Estimated Closing Cash”), (iv) a balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and Net Working Capital derived therefrom (the “Estimated Net Working Capital”), and (v) based on such estimates in clauses (i) – (iv), the Company’s good faith estimate of the Closing Merger Consideration, the Per Share Series A-2 Closing Merger Consideration Amount and the Per Share Remaining Closing Merger Consideration Amount and a schedule setting forth for each Securityholder immediately prior to the Effective Time (such schedule, the “Merger Consideration Spreadsheet”); the applicable portion of the Closing Merger Consideration payable to each Securityholder, a percentage reflecting such Securityholder’s Securityholder Pro Rata Basis (in respect of the Closing Merger Consideration) and the estimated portion of the Expense Funds (assuming a full payout thereof) payable thereto if and to the extent paid to the Securityholders and the Earn-Out Amount (assuming solely for illustrative purposes, based on the Minimum Earn-Out Amount) payable and issuable to the Securityholders.
(c)    At the Closing, Parent shall deliver or cause to be delivered to the Company each of the following:
(i)    a copy of the Paying Agent Agreement duly executed by Parent and the Paying Agent; and
(ii)    a certificate (signed by an officer of Parent), dated the Closing Date, stating that the conditions specified in Section 7.1 have been fully satisfied.
(d)    At the Closing, the Company shall deliver or cause to be delivered to Parent each of the following:
(i)    payoff letters with respect to all indebtedness for borrowed money of the Company outstanding as of immediately prior to the Closing, if any, and releases of (or authorizations to release) any and all Liens with respect thereto held by third parties shall have been obtained, if any, all on terms reasonably satisfactory to Parent;
(ii)    a copy of the Paying Agent Agreement duly executed by the Company, the Securityholders’ Representative and the Paying Agent;
(iii)    a copy of a securityholder agreement in substantially the form of Exhibit A attached hereto (each, a “Securityholder Agreement”) duly executed by: (A) Stockholders representing at least ninety percent (90%) of the issued and outstanding shares of Company Stock as of immediately prior to the Effective Time and (B) Optionholders representing at least ninety percent (90%) of the shares of Common Stock underlying the outstanding Stock Options as of immediately prior to the Effective Time;
(iv)    a certificate (signed by an officer of the Company), dated the Closing Date, stating that the conditions specified in Section 6.1 and Section 6.10 have been fully satisfied;

(v)     a certificate (signed by an officer of the Company) which certifies that the following are true and correct: (A) the Organizational Documents of the Company, (B) the resolutions or consents of the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, and terminating and cancelling the Existing Stock Option Plan and all Stock Options outstanding thereunder, effective as of the Closing, and (C) the Stockholder Approval;
(vi)    a certificate of good standing (or the equivalent) of the Company from the Secretary of State of the State of Delaware dated within ten (10) days of the Closing Date;
(vii)    an affidavit, under penalties of perjury, stating that the Company is not and has not been in the applicable period under Code Section 897(c)(1)(A(ii) a United States real property holding corporation, dated as of the Closing Date, in form and substance required under Treasury Regulation Section 1.897-2(h); and
(viii)    resignations, effective as of the Closing, of each director and officer of the Company identified by Parent at least five (5) Business Days prior to the Closing, each in form and substance reasonably satisfactory to Parent.
Section 5.2    Payment and Issuance of Aggregate Merger Consideration.
(a)    Immediately following the Effective Time and on the Closing Date, Parent shall, or shall cause Merger Sub to, deposit with the Paying Agent, in accordance with a paying agent agreement that will be entered into by and between the Paying Agent and Parent prior to the Closing, in a form that is customary for a transaction of this type and that is approved by Paying Agent, Parent and the Securityholders’ Representative (the “Paying Agent Agreement”), an aggregate amount in cash (the “Closing Paying Agent Cash Amount”) equal to (i) the Closing Merger Consideration, minus (ii) the the applicable portion of the Total Closing Option Consideration allocable to Employee Optionholders (including any amounts to be withheld therefrom in accordance with Section 4.4), minus (iii) the portion of the Closing Merger Consideration allocable to Dissenting Shares (if any). The Closing Paying Agent Cash Amount shall be funded by wire transfer of immediately available funds to a bank account designated in writing by the Paying Agent at least three (3) Business Days’ prior to the Closing.
(b)    Immediately following the Effective Time and on the Closing Date, Parent shall, or shall cause Merger Sub to, deposit with the Surviving Corporation, by wire transfer of immediately available funds, for payment to the Employee Optionholder an aggregate amount in cash equal to the applicable portion of the Total Closing Option Consideration allocable to Employee Optionholders.
(c)    Immediately following the Effective Time and on the Closing Date, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, (i) pay all Estimated Closing Indebtedness for borrowed money, if any, by wire transfer of immediately available funds to the Persons and bank accounts and in the amounts specified in the payoff letters delivered pursuant to Section 5.1(d)(i), (ii) pay all Estimated Transaction Expenses by wire transfer of immediately available funds to the Persons and bank accounts and in the amounts specified in the Estimated Closing Statement, and (iii) deliver the Expense Funds to the Securityholders’ Representative by wire transfer of immediately available funds to a bank account designated in writing by the Securityholders’ Representative at least three (3) Business Days’ prior to the Closing.
(d)    Promptly after the Closing Date (and in any event within two (2) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail and/or deliver via electronic means to each Stockholder immediately prior to the Effective Time: (i) a letter of transmittal in a form that is customary for a transaction of this type and that is approved by the Paying Agent, Parent and the Securityholders’ Representative (a “Letter of Transmittal”) and (ii) instructions for surrendering the Certificates (or a lost stock affidavit in a form that is customary for a transaction of this type, which shall include a customary indemnity by the applicable Stockholder, and that is approved by the Paying Agent, Parent and the Securityholders’ Representative (the “Lost Certificate Affidavit”)).
(e)    The Paying Agent shall act as agent in effecting the exchange of the portion of the Closing Merger Consideration and Additional Merger Consideration (other than the issuance of Earn-Out Shares which shall be issued directly by Parent to the Earn-Out Shares Election Securityholders in accordance with the terms hereunder) payable to (A) the Stockholders in respect of the shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) and (B) the Non-Employee Optionholders (in their capacity as such). Parent shall cause the Paying Agent to comply with the foregoing and satisfy Paying Agent’s obligations under the Paying Agent Agreement.
(f)    With respect to each Stockholder, following the Paying Agent’s receipt of (x) a Certificate(s) (or a Lost Certificate Affidavit) evidencing the shares of Company Stock held by such Stockholder and (y) a duly executed and completed Letter of Transmittal, the Paying Agent shall pay such Stockholder:
(i)    the applicable portion of the Closing Merger Consideration to which such Stockholder is entitled, as determined in accordance with Section 4.1 and as set forth on the Merger Consideration Spreadsheet; and
(ii)    the Additional Merger Consideration (other than the issuance of Earn-Out Shares, which shall be issued directly by Parent to the Earn-Out Shares Election Securityholders in accordance with the terms hereunder) payable to such Stockholder (in such Stockholder’s capacity as such) in accordance with this Agreement.
(g)    The applicable portion of the Closing Merger Consideration and Additional Merger Consideration (other than the issuance of Earn-Out Shares, if applicable) payable to a Stockholder pursuant to Section 5.2(f) shall be made by wire transfer of funds to an account designated in writing by such Stockholder in the Letter of Transmittal or by check to the Stockholder at the address designated by such Stockholder in the Letter of Transmittal; provided, that, if any such payment is made to such Stockholder by wire transfer of funds, any wiring fees charged the Paying Agent with respect to such payment shall be borne by such Stockholder. Each Stockholder shall be paid such Stockholder’s portion of the Closing Merger Consideration as soon as possible (but in any event no later than three (3) Business Days) following the Paying Agent’s receipt of the Certificate (or Lost Certificate Affidavit) and Letter of Transmittal for such Stockholder. In addition, all Additional Merger Consideration (other than the issuance of Earn-Out Shares, if applicable) payable to the Stockholders hereunder shall be paid by the Paying Agent within three (3) Business Days of the date that such payment is required to be paid hereunder.
(h)    With respect to each Non-Employee Optionholder, following the receipt by Parent or the Company of an executed Securityholder Agreement by such Non-Employee Optionholder, the Paying Agent shall pay such Non-Employee Optionholder:
(i)    the applicable Closing Net Option Payment to which such Non-Employee Optionholder is entitled, as determined in accordance with Section 4.2 and as set forth on the Merger Consideration Spreadsheet; and

(ii)    the Additional Merger Consideration (other than the issuance of Earn-Out Shares, which shall be issued directly by Parent to the Earn-Out Shares Election Securityholders in accordance with the terms hereunder) payable to such Non-Employee Optionholder in accordance with this Agreement.
(i)    The applicable Closing Net Option Payment and the applicable portion of the Additional Merger Consideration (other than the issuance of Earn-Out Shares, if applicable) payable to a Non-Employee Optionholder pursuant to Section 5.2(f) shall be made by wire transfer of funds to an account designated in writing by such Non-Employee Optionholder to the Paying Agent or by check to an address designated in writing by such Non-Employee Optionholder to the Paying Agent; provided, that, if any such payment is made to such Non-Employee Optionholder by wire transfer of funds, any wiring fees charged the Paying Agent with respect to such payment shall be borne by such Non-Employee Optionholder. Each Non-Employee Optionholder shall be paid such Non-Employee Optionholder’s portion of the Closing Merger Consideration as soon as possible (and within three (3) Business Days) of the Closing Date. In addition, all Additional Merger Consideration (other than the issuance of Earn-Out Shares, if applicable) payable to the Non-Employee Optionholders hereunder shall be paid by the Paying Agent within three (3) Business Days of the date that such payment is required to be paid hereunder.
(j)    For the avoidance of doubt, the provisions of this Section 5.2 shall not be applicable to Excluded Shares.
(k)    The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the Surviving Corporation’s payroll system to each Employee Optionholder:
(i)    the applicable Closing Net Option Payment to which such Employee Optionholder is entitled, as determined in accordance with Section 4.2 and as set forth on the Merger Consideration Spreadsheet; and
(ii)    the Additional Merger Consideration (other than the issuance of Earn-Out Shares, which shall be issued directly by Parent to the Earn-Out Shares Election Securityholders in accordance with the terms hereunder) payable to each Employee Optionholder (in their capacity as such) in accordance with this Agreement.
(l)    The applicable Closing Net Option Payment to which each Employee Optionholder that has delivered an executed Securityholder Agreement to the Company or Parent shall be paid by the Surviving Corporation through the Surviving Corporation’s payroll system within five (5) Business Days from the Closing Date, less applicable income and employment tax withholdings. In addition, all Additional Merger Consideration (other than the issuance of Earn-Out Shares, if applicable) payable to the Optionholders hereunder shall be paid by Surviving Corporation through the Surviving Corporation’s payroll system within five (5) Business Days after the date that such payment is required to be paid hereunder.
(m)    Notwithstanding the foregoing, with respect to each Optionholder, as a condition to the receipt by such Optionholder of any Total Option Consideration, such Optionholder shall be required to execute and deliver to the Company or Parent a Securityholder Agreement.
(n)    The issuance of all Earn-Out Shares by Parent to the Earn-Out Shares Election Securityholders shall be effected by Parent to the Earn-Out Shares Election Securityholders for a number of Earn-Out Shares to such Securityholders in accordance with the terms hereunder within three (3) Business Days following the final determination of the Earn-Out Amount (or such earlier time in accordance with the terms hereunder).

(o)    If payment of any portion of the Closing Merger Consideration and Additional Merger Consideration in respect of Company Stock is to be made to a Person other than the Stockholder in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered Stockholder of the Certificate surrendered or shall have established to the reasonable satisfaction of each of the Securityholders’ Representative and Parent that such Taxes either have been paid or are not payable. Payment of any portion of the Total Option Consideration shall be made solely to the Optionholder in whose name such Stock Option was issued (or to such Person’s heirs, executors and administrators, if applicable).
(p)    At any time that is more than one (1) year after the Effective Time, the Paying Agent shall pay over to the Surviving Corporation any portion of the Closing Merger Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Stockholders as of such date. Thereafter, all former Stockholders shall be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their Certificates pursuant to this Agreement.
Section 5.3    Adjustment to Closing Merger Consideration.
(a)    As soon as practicable, but no later than sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative (i) a proposed calculation of the Net Working Capital (the “Proposed Statement of Net Working Capital”), (ii) a proposed calculation of the Closing Indebtedness (the “Proposed Closing Indebtedness”), (iii) a proposed calculation of Closing Cash (the “Proposed Closing Cash”), (iv) a proposed calculation of the Transaction Expenses (the “Proposed Transaction Expenses”) and, in each case under clauses (i) through (iv), all components thereof, and (v) a proposed calculation and amount of the Final Closing Merger Consideration (the “Proposed Final Closing Merger Consideration Calculation”) based on the Proposed Statement of Net Working Capital, the Proposed Closing Indebtedness and the Proposed Transaction Expenses. The Proposed Statement of Net Working Capital, the Proposed Closing Indebtedness, the Proposed Transaction Expenses and the resulting the Proposed Final Closing Merger Consideration Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” Parent shall provide the Securityholders’ Representative and its Representatives reasonable access at reasonable times and upon reasonable notice to the records, properties and personnel relating to the preparation of the Proposed Closing Date Calculations and shall cause its personnel to reasonably cooperate with the Securityholders’ Representative and its Representatives in connection with its review of the Proposed Closing Date Calculations; provided, that the Securityholders’ Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.
(b)    If the Securityholders’ Representative does not give written notice of a dispute specifying in reasonable detail its disagreement with any aspects of the Proposed Closing Date Calculations (a “Dispute Notice”) to Parent within thirty (30) days of the Securityholders’ Representative’s receipt of the Proposed Closing Date Calculations, Parent and the Securityholders’ Representative hereby agree that (i) the Proposed Statement of Net Working Capital shall be deemed to set forth the Net Working Capital, (ii) the Proposed Closing Indebtedness shall be the Closing Indebtedness, (iii) the Proposed Transaction Expenses shall be the Transaction Expenses and (iv) the Proposed Final Closing Merger Consideration Calculation shall be deemed to set forth the Final Closing Merger Consideration. If the Securityholders’ Representative delivers a Dispute Notice to Parent within thirty (30) days of the Securityholders’ Representative’s receipt of the Proposed Closing Date Calculations, Parent and the Securityholders’ Representative will use commercially reasonable efforts to resolve the dispute over the items specified in the Dispute Notice during the thirty (30) day period commencing on the date that Parent received the Dispute Notice from the Securityholders’ Representative, and all such discussions related thereto shall (unless otherwise agreed by Parent and the Securityholders’ Representative in writing) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. If the Securityholders’ Representative and Parent do not obtain a final resolution within such thirty (30) day period of all such disputed items, then the items included in the Dispute Notice then remaining in dispute shall be submitted promptly by the Securityholders’ Representative and Parent to a nationally-recognized, independent accounting firm (other than a so‑called “Big Four” accounting firm) reasonably acceptable to the Securityholders’ Representative and Parent (the “Accounting Firm”). The terms of appointment and engagement of the Accounting Firm shall be customary and agreed upon between the Securityholders’ Representative and Parent, and any associated engagement fees of the Accounting Firm shall initially be borne fifty percent (50%) by the Securityholders’ Representative on behalf of the Securityholders and fifty percent (50%) by Parent; provided that such fees shall ultimately be allocated in accordance with Section 5.3(c). The Accounting Firm shall be required to render a determination of the remaining disputed items and only the disputed items (each of which shall be within the range established by the Securityholders’ Representative’s and Parent’s proposed calculations as narrowed, if applicable, during the 30-day resolution period) within thirty (30) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and be in accordance with the guidelines and procedures set forth in this Agreement. Parent and the Securityholders’ Representative also shall instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Parent and the Securityholders’ Representative (or their respective Representatives) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The determination of the Accounting Firm, absent manifest error, shall be conclusive, non-appealable and binding upon the Securityholders’ Representative, Parent and the other Parties. Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 5.3(b). For the avoidance of doubt, the Accounting Firm shall act as an expert, and not an arbitrator, in reviewing the Proposed Closing Date Calculations.
(c)    In the event that the Securityholders’ Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 5.3(b), the responsibility for the fees and expenses of the Accounting Firm shall be as follows:
(i)    if such Accounting Firm resolves all of such remaining unresolved objections in favor of Parent’s position (the Final Closing Merger Consideration assuming all of such remaining unresolved objections are resolved in favor of Parent’s position is referred to herein as the “Low Value”), then all of the fees and expenses of such Accounting Firm shall be paid by the Securityholders’ Representative (on behalf of the Securityholders);
(ii)    if such Accounting Firm resolves all of such remaining unresolved objections in favor of the Securityholders’ Representative’s position (the Final Closing Merger Consideration assuming all of such remaining unresolved objections are resolved in favor of the Securityholders’ Representative’s position is referred to herein as the “High Value”), then all of the fees and expenses of such Accounting Firm shall be paid by the Company; and
(iii)    if such Accounting Firm neither resolves all of such remaining unresolved objections in favor of Parent’s position nor resolves all of such remaining unresolved objections in favor of the Securityholders’ Representative’s position (the Final Closing Merger Consideration so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by the Securityholders’ Representative (on behalf of the Securityholders), and the Company will be responsible for the remainder of the fees and expenses of the Accounting Firm.
(iv)    Parent will make the financial records and other applicable books and records of the Surviving Corporation available to the Securityholders’ Representative and, subject to their execution of customary confidentiality agreements, its accountant and other Representatives at reasonable times during the preparation and/or review by the Securityholders’ Representative of, and resolutions of any objections with respect to, the Proposed Final Closing Merger Consideration Calculations.
(d)    If it is finally determined that there is a Surplus Merger Consideration Adjustment Amount, Parent will pay, or cause to be paid, (i) the applicable portion of the Surplus Merger Consideration Adjustment Amount payable to the Stockholders and the Non-Employee Optionholders, to the Paying Agent, for further payment to the Stockholders and the Non-Employee Optionholders and (ii) the applicable portion of the Surplus Merger Consideration Adjustment Amount payable to the Employee Optionholders, directly via payroll to the Employee Optionholders, in any case, based on each Securityholder’s applicable proportionate share of the Surplus Merger Consideration Adjustment Amount pursuant to Section 4.1, Section 4.2 and Section 5.2.
(e)    If it is finally determined that there is a Shortfall Merger Consideration Adjustment Amount, Parent shall have the right to exercise its Set-Off Rights hereunder to satisfy the Shortfall Merger Consideration Adjustment Amount and solely to the extent that Parent’s Set-Off Rights are insufficient to satisfy the Shortfall Merger Consideration Adjustment Amount, Parent shall have the right to seek recourse directly against the Securityholders on a several (and not joint and several) basis based on their relative Securityholder Pro Rata Basis.
Section 5.4    Earn-Out.
(a)    Reporting Obligations.
(i)    Within thirty (30) days following the end of each fiscal quarter following the Closing Date hereof (commencing with the fiscal quarter ending March 31, 2019) through the last fiscal quarter immediately preceding the Earn-Out Date, Parent shall prepare and deliver to the Securityholders’ Representative a written statement containing the Revenue for such applicable fiscal quarterly period, and setting forth in reasonable detail such calculation of the Revenue for such applicable period, including total revenue, discounts, returns and bad debt expenses for such applicable period.
(ii)     Within thirty (30) days following the first (1st) anniversary of the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative a written statement containing the Revenue for the period from the Closing Date through the first (1st) anniversary of the Closing Date, and setting forth in reasonable detail such calculation of the Revenue for such applicable period, including total revenue, discounts, returns and bad debt expenses for such applicable period.
(iii)    Within thirty (30) days following the second (2nd) anniversary of the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative a written statement containing the Revenue for the period from the first (1st) day following the first (1st) anniversary of the Closing through the second (2nd) anniversary of the Closing Date, and setting forth in reasonable detail such calculation of the Revenue for such applicable period, including total revenue, discounts, returns and bad debt expenses for such applicable period.
(iv)    Within thirty (30) days after the third (3rd) anniversary of the Closing Date (the date of the third (3rd) anniversary of the Closing Date, the “Earn-Out Date”), Parent shall prepare and deliver to the Securityholders’ Representative a written statement (the “Earn-Out Statement”) containing (i) the Revenue for the twelve (12) month period ending on the Earn-Out Date (the “Earn-Out Period”), and setting forth in reasonable detail such calculation of the Revenue for the Earn-Out Period, including total revenue, discounts, returns and bad debt expenses for the Earn-Out Period, and (ii) the Earn-Out Amount based on such calculation of the Revenue for the Earn-Out Period.
(b)    Securityholders’ Representative Review and Right to Object.
(i)    During the sixty (60) day period following the Securityholders’ Representative’s receipt of the Earn-Out Statement, the Securityholders’ Representative and its Representatives shall have access to the books and records of Parent and the Surviving Corporation and any other applicable Subsidiaries, the personnel of, and work papers prepared by, Parent and the Surviving Corporation, in each case, solely to the extent that they relate to the Earn-Out Statement as the Securityholders’ Representative or its Representatives may reasonably request for the purpose of reviewing the Earn-Out Statement, including the calculation of the Revenue and the Earn-Out Amount; provided, that the Securityholders’ Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. The Earn-Out Statement shall become final and binding upon the Parties on the sixtieth (60th) day following the Securityholders’ Representative’s receipt of the Earn-Out Statement, unless the Securityholders’ Representative gives written notice of its good faith disagreement with the Earn-Out Statement or any item contained therein (an “Earn-Out Dispute Notice”) to Parent prior to such date. Any Earn-Out Dispute Notice shall specify in reasonable detail the specific items and matters in dispute by the Securityholders’ Representative with the Earn-Out Statement (the “Earn-Out Disputed Matters”).
(ii)    If an Earn-Out Dispute Notice is received by Parent in a timely manner in accordance with clause (i), then the Earn-Out Statement (as revised in accordance with this sentence) shall become final and binding upon the Securityholders and Parent on the earlier of (A) the date the Securityholders’ Representative and Parent resolve in writing the Earn-Out Disputed Matters or (B) the date any Earn-Out Disputed Matters are finally resolved in writing by the Accounting Firm in accordance with this Section 5.4(b).
(iii)    During the twenty (20) day period following the delivery of an Earn-Out Dispute Notice, the Securityholders’ Representative and Parent shall work in good faith to attempt to resolve in writing the Earn-Out Disputed Matters. During such period, Parent shall have access to the work papers of the Securityholders’ Representative and its applicable Representatives prepared in connection with the Earn-Out Dispute Notice.
(iv)    Within ten (10) days following the expiration of such twenty (20) day period referenced in clause (iii) above, to the extent that there are any remaining Earn-Out Disputed Matters, the Securityholders’ Representative and Parent shall submit in writing to the Accounting Firm for review such remaining Earn-Out Disputed Matters. The Securityholders’ Representative and Parent shall jointly request that the Accounting Firm render its reasoned written decision with respect to such remaining Earn-Out Disputed Matters for the purpose of calculating the Earn-Out Amount within the thirty (30) day period following submission of such disputed matters to the Accounting Firm (it being understood that in conducting such review and rendering such decision, the Accounting Firm shall be functioning as an expert and not as an arbitrator). Parent and the Securityholders’ Representative also shall instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Parent and the Securityholders’ Representative (and/or their applicable Representatives) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).
(v)    The determination of the Accounting Firm, absent manifest error, shall be conclusive, non-appealable and binding upon the Securityholders’ Representative, Parent and the Securityholders. Judgment may be entered upon any such determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.
(vi)    The fees and expenses of the Accounting Firm pursuant to this Section 5.4 shall be shared by Parent and the Securityholders in accordance with Section 5.3(c), mutatis mutandis. The fees (including attorney fees) and disbursements of Parent’s independent auditors incurred in connection with their preparation of the Earn-Out Statement and review of any Earn-Out Dispute Notice shall be borne by Parent, and the fees (including attorney fees) and disbursements of the Securityholders’ Representative’s accountants incurred in connection with their review of the Earn-Out Statement and preparation of any Earn-Out Dispute Notice shall be borne by the Securityholders.
(c)    Payment and Issuance of Earn-Out Amount. The Earn-Out Amount (as finally determined pursuant to Section 5.4(b) above) shall be paid in cash and issued as Earn-Out Shares, as promptly as practicable (but in any event within three (3) Business Days) following the final determination of the Earn-Out Amount pursuant to Section 5.4(b), as follows:
(i)    Parent shall deliver an aggregate amount in cash equal to the Total Cash Earn-Out Amount to the Paying Agent and to the Surviving Corporation and Parent shall cause the Paying Agent and the Surviving Corporation to pay the applicable Individual Cash Earn-Out Amount to each Earn-Out Cash Election Securityholder in accordance with this Section 5.4 and pursuant to Section 4.1, Section 4.2 and Section 5.2.
(ii)    Parent shall issue a total number of Earn-Out Shares equal to the Total Earn-Out Shares to the Earn-Out Shares Election Securityholders and, with respect to each Earn-Out Shares Election Securityholder, Parent shall issue the applicable number of Individual Earn-Out Shares to such Earn-Out Shares Election Securityholder in accordance with this Section 5.4 and pursuant to pursuant to Section 4.1, Section 4.2 and Section 5.2.
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent issue pursuant to the terms of this Agreement a number of shares of Parent Common Stock that, in the aggregate, would exceed nineteen and nine-tenths percent (19.9%) of the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time unless Parent has first obtained the prior approval of its stockholders in compliance with applicable NASDAQ (or any subsequent exchange or trading market in which the shares of Parent Common Stock have their primary listing at the applicable time) listing rules. In the event that there is a payment due to Securityholders hereunder and Parent may not, as a result of the prior sentence, issue some or all of the shares of Parent Common Stock that would otherwise be issued in connection therewith, Parent shall pay the applicable portion of such payment in cash (and each applicable

Securityholder will receive the cash equivalent of the shares of Parent Common Stock (valued at the Signing Date Price) that would otherwise have been payable).

(d)    Parent Obligations. Notwithstanding anything to the contrary contained herein, from the Closing Date through and including the Earn-Out Date, Parent shall, and shall cause the Surviving Corporation and any of its Subsidiaries and Affiliates to: (i) use commercially reasonable efforts to operate the Business in all material respects in the ordinary course; (ii) use commercially reasonable efforts to generate Revenue; and (iii) not to take any action with the intent of avoiding or reducing the Earn-Out Amount.
(e)    Acceleration of Minimum Earn-out Amount.
(i)    Notwithstanding anything to the contrary herein, in the event that any of the following events occur prior to the full payment and issuance of the Earn-Out Amount, the Minimum Earn-Out Amount shall be immediately due and payable (or issuable, as applicable): (A) Parent or the Surviving Corporation commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, or other relief under state or federal bankruptcy laws; (B) any such proceeding as described in clause (A) is commenced against Parent or the Surviving Corporation or a receiver or trustee is appointed for Parent or the Surviving Corporation or a substantial part of its respective property, and such proceeding or appointment is not dismissed or discharged within thirty (30) days after its commencement; (C) Parent or the Surviving Corporation (1) makes an assignment for the benefit of creditors, (2) petitions or applies to any tribunal for the appointment of a custodian, receiver or trustee for all or substantially all of its assets or (3) has a receiver, custodian or trustee appointed for all or substantially all of its assets and such receiver, custodian or trustee is not discharged within thirty (30) days thereafter; (D) the closing of a Surviving Corporation Change of Control; or (E) the closing of a Parent Change of Control.
(ii)    The payment and issuance, as applicable, of the Minimum Earn-Out Amount in the form of cash and Earn-Out Shares shall be paid and issued, as applicable, to the Securityholders in the same applicable percentages of cash and Earn-Out Shares that otherwise apply to the Earn-Out Amount generally.
(iii)    Notwithstanding the foregoing, this Section does not, and is not intended to, impact, impair or affect the Securityholders’ rights to receive the Earn-Out Amount that is in excess of the Minimum Earn-Out Amount that is due and payable (or issuable, as applicable) and calculated in accordance with the terms hereunder.
(f)    Surviving Corporation Change of Control or Parent Change of Control. Notwithstanding anything contained herein to the contrary:
(i)    Parent may not cause or effect a Surviving Corporation Change of Control unless the purchaser or licensee, as applicable, of such Surviving Corporation Change of Control (A) expressly assumes in writing the obligations of Parent under this Section 5.4, to the extent that the Surviving Corporation Asset Sale is the applicable transaction in the Surviving Corporation Change of Control or (B) Parent remains responsible for the obligations under this Section 5.4.
(ii)    Parent may not cause or effect a Parent Asset Sale unless the purchaser or licensee, as applicable, of such Parent Asset Sale (A) expressly assumes in writing the obligations of Parent under this Section 5.4 or (B) Parent remains responsible for the obligations under this Section 5.4.

ARTICLE VI.
Conditions to the Obligations of Parent and Merger Sub at the Closing
The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions. Any condition specified in this Article VI may be waived in writing by Parent.
Section 6.1    Representations and Warranties; Covenants. Each of (a) the representations and warranties contained in Article VIII (other than the Company Fundamental Representations, except for Section 8.9 (Tax Matters)) shall be true and correct (determined for this purpose without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) in all respects at and as of Closing, except where the failure of any such representations and warranties to be true and correct in all respects (whether as of the Closing Date or such earlier date) would not, individually or in the aggregate, have a Material Adverse Effect, and (b)  each of the Company Fundamental Representations contained in Article VIII (except for Section 8.9 (Tax Matters) which is addressed in clause (a) above), subject to only de minimis exceptions for the representations and warranties of the Company in Section 8.2 (Capitalization and Related Matters), shall be true and correct in all respects at and as of Closing, in each case under clauses (a) and (b) as though then made (except, with respect to any such representation or warranty that by its terms speaks only as to a specified date or dates, such representation or warranty shall be so true and correct at and as of such specified date or dates), and the Company shall have complied with or performed, in each case, in all material respects, all of the covenants and agreements required to be complied with or performed by the Company hereunder prior to the Closing.
Section 6.2    Closing Deliveries. The Company shall have delivered to Parent each of the agreements, certificates and other documents required to be delivered pursuant to Section 5.1(d) and each such agreement, certificate and other document shall be in full force and effect as of the Closing and shall not have been amended or modified.
Section 6.3    Termination of Certain Agreements. The contracts and agreements described on Schedule 6.3 shall each have been terminated as of the Closing such that no Person shall have any right or obligation thereunder from and after the Closing and the Company shall have delivered to Parent such termination agreements duly executed by the parties thereto.
Section 6.4    Litigation. (a) No Proceeding shall be pending before any Governmental Entity that is brought by a third party (i) in which such third party sought to restrain or prohibit the transactions contemplated hereby and in which it is reasonably likely that such third party would be successful in such Proceeding or (ii) that would materially and adversely affect the right of Parent to own or control the Company (other than, in either case of clauses (i) or (ii), any such Proceeding brought by any of the Parties against any of the other Parties), and (b) no injunction, judgment, order, decree or ruling enforcing such restraint, prohibition or effect, in each case, as referenced in clause (a) shall be in effect.
Section 6.5    Stockholder Approval. The Company shall have received or obtained the Stockholder Approval.
Section 6.6    Non-Competition Agreements. Parent and each Key Employee shall have entered into a Non-Competition Agreement.

Section 6.7    Third Party Approvals. The Company shall have received or obtained the third party consents and approvals set forth on Schedule 6.7 (collectively, the “Third Party Approvals”), in each case, on terms and conditions reasonably satisfactory to Parent.
Section 6.8    Antitrust Approval. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated, if applicable.
Section 6.9    D&O Tail Policy. The Company shall have obtained the D&O Tail.
Section 6.10    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.
Section 6.11    Dissenting Shares. Holders of no more than five percent (5%) of the issued and outstanding shares of Company Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of Delaware Corporation Law with respect to such shares of Company Stock.
If the Closing occurs and any condition specified in this Article VI has not been satisfied, it shall be deemed waived by Parent; provided, that no such waiver shall be deemed a waiver of any breach of representation, warranty, covenant or agreement of the Parent’s rights or remedies in the event of such breach.
ARTICLE VII.
Conditions to the Obligations of the Company at the Closing
The obligations of the Company to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions. Any condition specified in this Article VII may be waived in writing by the Company.
Section 7.1    Representations and Warranties; Covenants. Each of the representations and warranties contained in Article IX shall be true and correct (determined for this purpose without giving effect to any materiality, material adverse effect or similar qualifications contained therein) in all material respects as though then made (except, with respect to any such representation or warranty that by its terms speaks only as to a specified date or dates, such representation or warranty shall be so true and correct at and as of such specified date or dates), and each of Parent and Merger Sub shall have complied with or performed in all material respects all of the covenants and agreements required to be complied with or performed by such Parties hereunder prior to the Closing.
Section 7.2    Closing Deliveries. Parent and Merger Sub shall have delivered to the Company each of the agreements, certificates and other documents required to be delivered pursuant to Section 5.1(c) and each such agreement, certificate and other document shall be in full force and effect and shall not have been amended or modified.
Section 7.3    Litigation. No Proceeding shall be pending or threatened before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated hereby (other than any such suit, action or proceeding brought by any of the Parties against any of the other Parties), and no injunction, judgment, order, decree or ruling enforcing such restraint, prohibition or effect shall be in effect.

Section 7.4    Antitrust Approval. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Merger) under the HSR Act shall have expired or been terminated, if applicable.
Section 7.5    Stockholder Approval. The Company shall have received or obtained the Stockholder Approval.
If the Closing occurs and any condition specified in this Article VII has not been satisfied, it shall be deemed waived by the by the Company; provided, that no such waiver shall be deemed a waiver of any breach of representation, warranty, covenant or agreement of the Company’s rights or remedies in the event of such breach.
ARTICLE VIII.
Representations and Warranties Concerning the Company
As a material inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub, subject to the corresponding exceptions set forth in the applicable section of the disclosure schedule of even date herewith delivered by the Company to Parent (“Disclosure Schedule”), as of the date hereof and as of the Closing Date (except as to such representations and warranties that address matters as of a particular date, which are given only as of such date), as follows:
Section 8.1    Organization, Power and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite power and authority and all necessary Licenses to own and operate its properties, to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and each of the other Transaction Agreements, except where failure to hold any such License would not result in a Material Adverse Effect on the Company. The copies of the Company’s Organizational Documents which have been furnished to Parent reflect all amendments and modifications made thereto at any time prior to the date of this Agreement and are true, correct and complete and will be amended prior to the Closing solely as and to the extent contemplated by Article III. Schedule 8.1 sets forth a true and complete list all of the current officers and directors of the Company.
Section 8.2    Capitalization and Related Matters.
(a)    The authorized capital stock of the Company consists of (i) 327,623,453 shares of Common Stock, of which 7,529,688 shares are issued and outstanding, (ii) 169,342,448 shares of Series A-1 Preferred Stock, of which 150,931,515 shares are issued and outstanding, and (iii) 61,871,465 shares of Series A-2 Preferred Stock of which 51,535,550 shares are issued and outstanding, in each case, as of the date hereof. The entire issued capital stock of the Company consists solely of Company Stock held of record and beneficially by the Persons as set forth on Schedule 8.2(a) (as may be amended prior to Closing solely to reflect any shares of Common Stock issued in exchange for convertible debt or upon exercise of Stock Options currently outstanding), free and clear of all Encumbrances. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and held of record and beneficially as set forth on Schedule 8.2(a), free and clear of all Encumbrances. Schedule 8.2(a) sets forth (A) each holder of Stock Options, (B) the number of shares held subject to any such Stock Options, (C) the exercise price of each such Stock Option and (D) the aggregate exercise price of such Stock Options. Except as set forth on Schedule 8.2(a), there are no authorized or outstanding Equity Securities of the Company. Except as set forth on Schedule 8.2(a), the Company is not subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its Equity Securities.
(b)    Except as set forth on Schedule 8.2(b), and pursuant to the Company’s Organizational Documents, there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Equity Securities of the Company. The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities. Except as set forth on Schedule 8.2(b), and pursuant to the Company’s Organizational Documents, there are no agreements or understandings to which the Company is a party or, to the Knowledge of the Company, otherwise among the holders of Equity Securities of the Company or among any other Persons with respect to the voting or transfer of the Company’s Equity Securities or with respect to any other aspect of the Company’s governance.
(c)    The Company does not have any direct or indirect Subsidiaries.
Section 8.3    Authorization; No Breach.
(a)    The board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors, has (i) approved and authorized the execution and delivery of this Agreement and each other Transaction Agreement to which the Company is a party, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby is advisable, (iv) recommended that the Stockholders approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to the Stockholders for their approval. This Agreement and each of the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company. This Agreement, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, and each other Transaction Agreement to which the Company is a party, when executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties to such Transaction Agreements, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and to general principles of equity.
(b)    Except as set forth on Schedule 8.3(b), the execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien or other Encumbrance upon (except for Permitted Encumbrances), or the grant, assignment, or transfer to any other Person of any other right or interest under, to, or in, any Equity Securities of the Company or any of the Company’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation, or cause or result in any disclosure, license, or making available of any Trade Secrets of the Company, under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions) pursuant to, the Organizational

Documents of the Company, any Law to which the Company is subject, or any contract, agreement, or instrument to which the Company is a party or bound.
(c)    Except as set forth on Schedule 8.3(c), no authorization, consent, approval, exemption or other action by, notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof, except for the filing of (i) the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any required filing under the HSR ACT and clearance thereunder, and (iii) such consent, approval, order or authorization of, or registration, declaration or filing that would not reasonably be expected to be material to the Company, result in a material liability to the Company, or the business of the Company, or otherwise have a material adverse impact on the business of the Company, the Company, or the assets of the Company, or would prevent, materially impair, or materially delay the consummation of any the transactions contemplated hereby.
Section 8.4    Financial Statements.
(a)    Attached hereto as Schedule 8.4(a), are the following financial statements of the Company (together with the December 2018 Balance Sheet to be delivered pursuant to Section 11.18, the “Financial Statements”):
(i)    the unaudited balance sheet of the Company as of December 31, 2017 and December 31, 2016, and the related unaudited statements of profit and loss for the fiscal years then ended; and
(ii)    the unaudited consolidated balance sheet of the Company as of November 30, 2018 (the “November 2018 Balance Sheet”), and the related unaudited statements of profit and loss for the eleven-month period then ended.
(b)    Except as set forth on Schedule 8.4(b), each of the Financial Statements (including the notes thereto, if any) has been (and, in the case of the December 2018 Balance Sheet, will be) prepared from and is (and, in the case of the December 2018 Balance Sheet, will be) consistent with the books and records of the Company (which books and records are accurate and complete in all material respects), presents (and, in the case of the December 2018 Balance Sheet, will present) fairly in all material respects the financial condition and results of operations and cash flows of the Company as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and, in the case of the November 2018 Balance Sheet, to normal year-end adjustments for recurring accruals (none of which would be material, individually or in the aggregate)).
Section 8.5    Absence of Undisclosed Liabilities. Except as set forth on Schedule 8.5, the Company does not have any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted) arising out of transactions entered into prior to the date hereof, any event, action or inaction or any state of facts or circumstances, other than any liability or obligation, incurred in the ordinary course of business since the date of the November 2018 Balance Sheet, that are not, individually or in the aggregate, material to the Company and that are not the result of noncompliance with any applicable Laws or Licenses, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, claim or lawsuit.

Section 8.6    No Material Adverse Effect. Since January 1, 2018, there has occurred no fact, event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
Section 8.7    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 8.7, as of the date hereof, since the date of the November 2018 Balance Sheet, the Company has conducted its business only in the ordinary course of business and consistent with its Licenses and the Company has not:
(a)    amended or modified any of the Organizational Documents of the Company;
(b)    issued, sold or otherwise permitted to become outstanding any Equity Securities of the Company, or split, combined, reclassified, repurchased or redeemed any Equity Securities of the Company (other than issuances of Common Stock in connection with the exercise of the Stock Options by the holders thereof);
(c)    adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;
(d)    incurred or discharged any material liabilities or obligations, except current liabilities incurred in the ordinary course of business, or incurred, created, paid or repaid any Indebtedness;
(e)    declared, set aside or made any payment or distribution of cash or other property to any of the Securityholders with respect to such Securityholder’s Equity Securities or otherwise, or purchased, redeemed or otherwise acquired any Equity Securities;
(f)    mortgaged or pledged any of its properties or assets or subjected any of its properties or assets to any Lien, except for Permitted Encumbrances;
(g)    acquired any business or assets in excess of $10,000;
(h)    sold, assigned, leased, licensed or otherwise transferred any of its tangible assets, except in the ordinary course of business;
(i)    sold, disposed of, assigned, licensed, sublicensed, covenanted not to sue or otherwise transferred any Intellectual Property Rights, or abandoned or permitted to lapse or expire any Intellectual Property Rights (other than licensing or sublicensing of Intellectual Property Rights pursuant to a Form Customer License);
(j)    disclosed any Confidential Information (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of the Company in, such Confidential Information) or knowingly received any Trade Secrets of any Person in violation of any obligation of confidentiality;
(k)    canceled, compromised, waived or released any right or claim, in excess of $50,000;
(l)    amended or terminated any Material Contract (other than the expiration of a Material Contract in accordance with the terms thereof);

(m)    directly or indirectly engaged in any transaction, arrangement or contract with any officer, manager, member, partner, direct or indirect equityholder or other Affiliate of any Securityholder or the Company, except in the ordinary course of business or as described on Schedule 8.7(m);
(n)    made or granted any bonus, wage, salary or other compensation increase to any employee or group of employees (except in the ordinary course of business or as required by pre-existing contracts set forth on Schedule 8.10(a)), or amended or terminated any, or adopted any new, Employee Benefit Plan (or any plan or arrangement that would constitute an Employee Benefit Plan if it was in existence on the date hereof);
(o)    implemented or announced any layoffs requiring notice under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”);
(p)    settled or otherwise compromised any material Proceeding or material threatened Proceeding;
(q)    made capital expenditures or commitments therefor (i) that deviate from the annual capital expenditures budget for the Company approved by the Company’s board of directors by more than $10,000 in the aggregate or (ii) that are otherwise in excess of $50,000 in the aggregate;
(r)    modified its cash management practices, including delay or postponement of the payment of any accounts payable or commissions or any other liability or obligation, agreement or negotiation with any party to extend the payment date of any accounts payable or expenses, salaries, bonuses, notes, commissions or any other liability or obligation, engaged in any promotional sales, discounts or price reductions, altered the extension of credit terms to any distributor or customer, shipped products to distributors, resellers or customers substantially in excess of historic levels or requested (or taken steps to effect) the acceleration of customer or distributor orders or otherwise engaged in any activity that has had or would reasonably be expected to (or is intended to) have the effect of accelerating to earlier periods sales or the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods, in each case under this Section 8.7(r), other than in the ordinary course of business;
(s)    made any loans or advances to, guarantees for the benefit of, or any Investments in, any Person, other than salary advances to any employee of the Company in the ordinary course of business, and in each case not in excess of $10,000 individually or $100,000 in the aggregate;
(t)    suffered any damage, destruction or casualty loss in excess of $50,000 in the aggregate, whether or not covered by insurance;
(u)    made any charitable contributions or pledges in excess of $50,000 in the aggregate or made any political contributions of any amount;
(v)    changed any annual accounting period, adopted or changed any method of accounting or accounting practices, estimation techniques, assumptions, policies or principles theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements, or reversed any accruals or reserves;
(w)    made, changed or revoked any Tax election, filed any amended income or other material Tax Return, entered into any Tax allocation or sharing agreement, entered into any Tax closing agreement, settled any material Tax claim or assessment relating to the Company, surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitations period applicable to any material Tax claim or assessment relating to the Company or taken any other similar action, failed to pay any income or other material Tax that becomes due and payable (including estimated Tax payments), or prepared or filed any income or other material Tax Return in a manner materially inconsistent with past practice;
(x)    entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or competing anywhere in the world; or
(y)    agreed, whether orally or in writing, to do any of the foregoing.
Section 8.8    Assets.
(a)    Except as set forth on Schedule 8.8(a), the Company has good and valid title to, a valid leasehold interest in or a valid license to use the properties and assets, whether tangible or intangible, used or held for use by the Company shown on the November 2018 Balance Sheet or acquired thereafter, free and clear of all Liens, except for tangible properties and assets disposed of in the ordinary course of business since the date of the November 2018 Balance Sheet and except for Permitted Encumbrances, and such properties and assets comprise all of the properties and assets necessary for the conduct of its business as presently conducted.
(b)    Except as set forth on Schedule 8.8(b), all buildings, fixtures, improvements, equipment and other tangible assets of the Company (whether owned or leased) are (i) in good condition and repair (ordinary wear and tear excepted) in all material respects and (ii) adequate and sufficient for the continuing conduct of the business of the Company.
Section 8.9    Tax Matters. Except as set forth on Schedule 8.9:
(a)    The Company has timely filed all income or other material Tax Returns which it is required to file under applicable Laws, and all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable Laws.
(b)    The Company has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.
(c)    The Company has complied in all material respects with all Tax reporting and record keeping requirements related to the filing of Forms W-2 and 1099s (or other similar forms).
(d)    There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.
(e)    The Company has not waived any statute of limitations with respect to any Taxes or agreed to or been granted any extension of time for filing any Tax Return which has not been filed (other than extensions to file Tax Returns agreed to or granted in the ordinary course of business), and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
(f)    No foreign, federal, state or local tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or, to the Knowledge of the Company, being conducted with respect to the Company. There is no outstanding closing agreement, ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Governmental Entity with respect to the income, assets, business or Taxes of the Company.
(g)    The Company has not received from any foreign, federal, state or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity against the Company. The Company has made available to Parent true, correct and complete copies of all federal income Tax Returns with respect to the Company filed or received with respect to the three (3) most recently completed taxable years.
(h)    No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.
(i)    The Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which was the Company). The Company is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502‑6 (or comparable provisions of state, local or foreign Law) or (ii) as a transferee or successor, by contract or otherwise by operation of Law (excluding under any arrangement entered into in the ordinary course of business and not primarily related to Taxes). The Company is not a party to or bound by any Tax allocation or Tax sharing agreement (excluding any arrangement entered into in the ordinary course of business and not primarily related to Taxes).
(j)    The unpaid Taxes of the Company (i) did not, as of the date of the November 2018 Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the November 2018 Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the November 2018 Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.
(k)    The Company shall not be required to (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, any deferred revenue or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, or as a result of any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (ii) as a result of any “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax Law) executed on or before the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (iv) as a result of any election made pursuant to Code Section 108(i) made effective on or prior to the Closing Date, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (v) as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (vi) any income arising or accruing prior to the Closing and includable after the Closing under Subchapter K or Sections 956, 965, 951 or 951A of the Code.
(l)    The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(m)    Within the past two (2) years, the Company has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(n)    The Company is not, and has not been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).
(o)    The Company is not a party to any agreement, contract, arrangement or Employee Benefit Plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law). The Company does not have any indemnity obligations for any Taxes imposed under Code Section 4999 or 409A.
(p)    All related party transactions involving the Company (including any branch or permanent establishment thereof) comply with the principles set forth in Code Section 482 and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax Law) and any other similar provision of applicable Law on transfer pricing in all material respects.
(q)    The Company does not have any Investments in any partnerships or foreign corporations.
Section 8.10    Contracts and Commitments.
(a)    Except as set forth on Schedule 8.10(a), as of the date hereof, the Company is not a party to or bound by any written or oral:
(i)    pension, profit sharing, retirement, bonus, incentive, option, phantom equity, employee equity purchase or other plan or arrangement providing for deferred or other compensation to employees other than plans qualified under Section 401(a) of the Code as set forth on Schedule 8.16(a);
(ii)    collective bargaining agreement or any other contract with any labor union or other labor organization, or any severance agreements, programs, policies or arrangements;
(iii)    agreement for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis which provides for an annual compensation in excess of $100,000 (other than at-will agreements and offer letters that can be terminated at any time for any reason without any severance or material liability to the Company), any agreement providing for severance, any agreement providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or any agreement relating to loans to any employees, officers, managers, directors or Affiliates (other than advances in the ordinary course of business);

(iv)    agreement or arrangement requiring the consent of any party thereto or containing any provision which would result in an acceleration, modification or termination of any rights or obligations of any party thereto upon, or providing any party thereto any remedy (including rescission or liquidated damages) in the event of, a direct or indirect change in control of the Company or the consummation of the transactions contemplated by this Agreement;
(v)    noncompete or nonsolicitation agreements or agreements regarding ownership and rights with regard to work produced by employees, contractors or consultants;
(vi)    agreement or arrangement providing for the payment of a deferred purchase price of property or services by the Company, contingently or otherwise, other than trade payables incurred in the ordinary course of business;
(vii)    agreement or arrangement requiring payments in consideration for non-competition, non-solicitation, intellectual property assignment or protection, or information confidentiality obligations of any current or former employee, consultant, agent, officer, director, contractor or other service provider of or to the Company or consulting agreement with any former employee, officer or director of the Company other than confidentiality agreements not requiring any payments (other than compensation in the ordinary course of business) by the Company entered into with employees or former employees in the form previously provided to Parent;
(viii)    agreement under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds (other than advances to the Company’s employees in the ordinary course of business or collection of accounts receivable in the ordinary course of business);
(ix)    agreement or indenture relating to borrowed money or other Indebtedness, a guaranty of any obligation by the Company (for borrowed money or otherwise) or the mortgaging, pledging or otherwise granting of a Lien (including pursuant to any credit support or similar agreement) on any asset or group of assets of the Company, or any letter of credit arrangements or performance bond arrangements;
(x)    lease or agreement under which the Company is lessee of or holds or operates any personal property under which the aggregate annual rental payments exceed $10,000;
(xi)    lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;
(xii)    contract or group of related contracts with the same party or group of affiliated parties for the purchase by the Company of supplies, products, equipment or other personal property or for the receipt of services by the Company under which the undelivered balance of such products and services has a selling price in excess of $10,000;
(xiii)    contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six (6) months from the date or dates thereof and not terminable by the Company upon sixty (60) days’ or less notice without penalty;
(xiv)    agreement relating to the ownership of any Investment (including all agreements related to any joint venture);

(xv)    agreement relating to the promotion, advertising or marketing of the services provided by the Company;
(xvi)    agreement with any Governmental Entity, any Person listed on the Schedule 8.21(a) or any Person listed on Schedule 8.21(b);
(xvii)    agreements providing for warranty or indemnity terms obligating the Company with respect to its services and business that differ in any material respect from the Company’s standard customer terms and conditions (a copy of which standard terms and conditions has been furnished to Parent);
(xviii)    agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);
(xix)    agreement relating to Intellectual Property Rights, including any agreement: (A) whereby the Company is granted a right or license with respect to any Intellectual Property Right of any other Person, but excluding any licenses for commercially available “off-the-shelf” Software (excluding Third Party Components) that is used in the Company’s internal “back-office” operations for which the Company pays an aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $10,000 in the aggregate annually; (B) whereby the Company grants to any other Person any right or license with respect to any Intellectual Property Right, but excluding Form Customer Licenses; (C) whereby the Company’s ability to use, own, license, transfer, enforce, or disclose any Intellectual Property Right, is affected, including settlement agreements; or (D) providing for the development, acquisition, or escrow of any Intellectual Property Right, independently or jointly, by or for the Company, including any joint venture agreements (the agreements referenced in any of (A)-(D), collectively, including all agreements not required to be scheduled due to qualifying under one of the exceptions referenced in any of the foregoing (A) or (B), the “Company Intellectual Property Agreements”);
(xx)    settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company will have outstanding obligations after the date of this Agreement;
(xxi)    power of attorney or other similar agreement or grant of agency;
(xxii)    contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world or providing for exclusivity in any business line, geographic area or otherwise; or
(xxiii)    contract or agreement containing any requirements supply or exclusivity provision or any “most-favored nation”, “most favored pricing”, or similar clause in favor of any Person.
(b)    All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 8.10(a), Schedule 8.11 and Schedule 8.23, together with any such contracts, agreements and instruments in effect at Closing that would have been required to be set forth thereon if in effect on the date of this Agreement (collectively, and together with all other Company Intellectual Property Agreements, the “Material Contracts”) are valid and binding and enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and to general principles of equity. The Company has performed all material obligations required to be performed by it and is not in default under or breach of, nor in receipt of any claim of such default under or breach of, any Material Contract. No event has occurred which (with the passage of time or the giving of notice or both) would result in a default under or breach of, or permit the termination, modification or acceleration of any material obligation under, any Material Contract. The Company does not have any present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by the Company under any Material Contract, and, to the Knowledge of the Company, there is no default under, or breach or cancellation or anticipated cancellation of, any Material Contract by the other parties thereto. The Company has furnished to Parent a true and correct copy of each of the written Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.
Section 8.11    Intellectual Property Rights.
(a)    Schedule 8.11(a) contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights, including registered trademarks and registered copyrights, owned by the Company, (ii) pending patent applications and applications for registration of other Intellectual Property Rights including trademarks and copyrights filed by or on behalf of the Company, (iii) Internet domain names registered by or for the Company and (iv) material unregistered Intellectual Property Rights owned by or held for use by the Company including proprietary Software and Trade Secrets (provided that, with respect to Trade Secrets, only a high level, non-confidential description) and unregistered trademarks. The Intellectual Property Rights set forth on Schedule 8.11(a) are subsisting, to the Knowledge of the Company valid and enforceable, and no loss of any such Intellectual Property Rights is pending, or to the Knowledge of the Company, threatened or reasonably foreseeable (other than expiration of any issued or registered Intellectual Property Rights at the end of their respective statutory terms).
(b)    The Company exclusively owns and possesses the entire right, title and interest in and to the Intellectual Property Rights set forth or required to be set forth on Schedule 8.11(a), free and clear of all Encumbrances (except for Permitted Encumbrances). To the Knowledge of the Company, the Company exclusively owns and possesses (free and clear of all Encumbrances, except for Permitted Encumbrances) the entire right, title and interest in and to, or the Company has sufficient license to use (pursuant to a Company Intellectual Property Agreement), all other Intellectual Property Rights used in, developed for or necessary for the conduct of the Company’s businesses as presently conducted (such Intellectual Property Rights, together with those Intellectual Property Rights referenced in the first sentence of this Section 8.11(b), the “Business IP”). The Company has not granted to any Person an exclusive license or equivalent right with respect to any Business IP owned by the Company, or assigned or conveyed to any Person any ownership interest (including joint ownership rights) therein, and, no third party owns or holds any such right, license or interest in any Business IP owned by the Company. The transactions contemplated by this Agreement shall not impair any right, title or interest of the Company in or to any Business IP or Company Systems, and immediately subsequent to the Closing, such Business IP and Company Systems will be owned by, licensed to, or available for use by, the Company on terms and conditions identical to those under which the Company owned, licensed or used, such Business IP and Company Systems immediately prior to the Closing, without the payment of any additional amounts or consideration.
(c)    The Company has taken commercially reasonable efforts to preserve, maintain and protect all of the Intellectual Property Rights owned by the Company or material to the conduct of the Company’s businesses as presently conducted. The loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned, used, or held for use by any of the Company (other than expiration of any issued or registered Intellectual Property Rights at the end of their respective statutory terms) would not reasonably be expected to have a material and adverse effect on the Company, and no loss or expiration of any such Intellectual Property Right (other than expiration of any issued or registered Intellectual Property Rights at the end of their respective statutory terms) is pending or threatened in writing by any Person.
(d)    Except as set forth on Schedule 8.11(d), (i) there are no and there have not been, any Proceedings pending with respect to which the Company has been served or received written notice or threatened in writing or, to the Knowledge of the Company, otherwise pending against the Company (A) asserting the invalidity, misuse, misappropriation or unenforceability of or challenging the ownership or scope of any of the Intellectual Property Rights owned by the Company, or (B) alleging any infringement, dilution, or misappropriation by, or conflict with, any Person with respect to any Intellectual Property Rights (including any demand or request in writing that the Company license any rights from any Person), (ii) to the Knowledge of the Company, none of the Company, the conduct of any of their respective businesses, or any Company Product (including any development, manufacture, marketing, distribution, importation, offer for sale, sale, license, or use thereof) has infringed, misappropriated, diluted, or conflicted with, and, to the Knowledge of the Company, does not infringe, misappropriate, dilute, or conflict with, any Intellectual Property Rights of any other Person, (iii) to the Knowledge of the Company, the Intellectual Property Rights owned by or exclusively licensed to the Company have not been infringed, misappropriated, diluted, or conflicted by any other Person and (iv) none of the Intellectual Property Rights owned by the Company is subject to any outstanding settlement, order, consent, decree or ruling restricting the use, registration, ownership or disposition thereof.
(e)    All Persons, including each current and past employee, officer or consultant who has participated in or contributed to the creation, modification, or development of material Intellectual Property Rights or Company Products for or on behalf of the Company or under the direction or supervision of the Company (including any Intellectual Property Rights set forth or required to be set forth on Schedule 8.11(a)) (collectively, the “Developments”) have executed and delivered to the Company a written agreement (i) providing for the nondisclosure by such Person of any Confidential Information and Trade Secrets of the Company, both during and after the term of employment or contract with the Company, (ii) providing for the present assignment by such Person to the Company of all right, title, and interest in and to all Intellectual Property Rights arising out of such Person’s employment by, engagement by, or contract with the Company and (iii) requiring such Person to cooperate with the Company in asserting and maintaining the Company’s rights in and to such Intellectual Property Rights.
(f)    The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Systems and material information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. The Company obtains, uses and discloses only such customer data as it is authorized to obtain, use or disclose by Law and contract. To the Knowledge of the Company, there are no bugs, viruses or defects, design or documentation errors, corruption, or malicious computer code or programs that can cause harm to any Company System or Company Product. The Company has taken all reasonable precautions to ensure that the Company Products and Company Systems (i) are fully functional and operate and run in a reasonable and efficient business manner and (ii) conform in all material respects to the specifications and purposes thereof. With respect to the Company Systems, (A) the Company has an adequate disaster recovery and business continuity plan in place and have adequately tested such plan for effectiveness, and (B) in the three (3) years prior to the date hereof, there have not been any material malfunctions, materials breakdowns or continued substandard performance that have not been remedied or replaced in all material respects, or any material, unplanned downtime or service interruptions. Except as set forth on Schedule 8.11(f), there have been no actual or alleged security breaches or unauthorized use, access or intrusions, of any Company Systems or any personal information, payment card information, data, or any other such information (including data of any customer of the Company) used, collected, maintained, or stored by or on behalf of the Company (or any loss, destruction, compromise, or unauthorized disclosure thereof). The Company Systems are adequate for the operation of the business of the Company as currently conducted.
(g)    The Company has taken commercially reasonable steps to protect the confidentiality of all Confidential Information and Trade Secrets owned or used by the Company, and, to the Knowledge of the Company, there has been no misappropriation by the Company of material Trade Secrets of any Person. Each Person that has had or currently has access to any such Confidential Information and Trade Secrets are subject to confidentiality obligations regarding the disclosure and protection of such Confidential Information and Trade Secrets that, to the Knowledge of the Company, have not been breached by any such Person. Except as set forth on Schedule 8.11(g), the Company has not disclosed, released, or delivered (or agreed to disclose, release, or deliver under any circumstance) any such Trade Secrets to any third party, and no Person other than the Company is in possession of any such Trade Secrets or has been granted any license or other right with respect therein or thereto. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any Trade Secrets be disclosed, licensed, released, or delivered to any third part.
(h)    The Company is and has been in compliance in all material respects with all licenses granting the Company rights in or to any Third Party Component (including Open Source Software) of any Company Product. No Software that is a Third Party Component or that has otherwise been licensed or made available by the Company to any Person, is governed by a Reciprocal License.
(i)    The Company maintains, and is and has been in compliance with, (i) a written information security program that includes commercially reasonable administrative, technical, and physical safeguards reasonably calculated to protect the confidentiality, integrity and security of personal information, and (ii) a written privacy policy that complies with all applicable data protection and privacy laws governing the collection, storage, use, disclosure and transfer of personal information. The Company is, and has been, in compliance with all applicable data protection or privacy laws governing the collection, storage, use, disclosure and transfer of personal information. Except as set forth on Schedule 8.11(i), there have not been any complaints, notices to, or audits, proceedings or investigations conducted or claims asserted by any Person regarding the collection, storage, use, disclosure or transfer of personal information by any Person in connection with the businesses of the Company or any violation of applicable Law, and to the Knowledge of the Company, there is no reasonable basis for the same and no such claim has been threatened in writing or pending.
(j)    None of the Transaction Agreements, nor the transactions contemplated thereby, will result in the Company (i) granting to any Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses or (iii) being obligated to pay any royalties or other material amounts to any Person in excess of those amounts payable by any of them, respectively, in the absence of the Transaction Agreements and such transactions.
Section 8.12    Litigation. Except as set forth on Schedule 8.12, there are no and there have not been, within the five (5) years prior to the date hereof, any Proceedings pending or, to the Knowledge of the Company, threatened against the Company (or, to the Knowledge of the Company, any pending or threatened against any of the officers, directors, managers, equityholders or employees of the Company in their capacities as such), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Entity. Except as set forth on Schedule 8.12, neither the Company nor any of its assets or properties is subject to any Order.
Section 8.13    Brokerage. Except as set forth on Schedule 8.13, no Person is entitled to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company is a party or by which the Company is bound.
Section 8.14    Insurance. Schedule 8.14 sets forth a list of each insurance policy maintained by the Company with respect to their properties, assets and business or the directors, managers and officers of the Company. Each such policy is, and, as of immediately following the Closing shall continue to be, in full force and effect, excluding insurance policies that will expire or be replaced in the ordinary course of business prior to the Closing. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage within the past five (5) years. The Company has made timely premium payments with respect to each such insurance policy. Except as set forth on Schedule 8.14, the Company does not have any self-insurance or co-insurance programs for which the reserves set forth on the November 2018 Balance Sheet will not be adequate to cover all liabilities with respect thereto.
Section 8.15    Labor Matters. As of the date hereof, no executive or other key employee or key independent contractor of the Company has delivered written notice of such Person’s plans to terminate such Person’s employment or engagement with the Company to the Company. The Company is not a party to or bound by any collective bargaining agreement, other contract, or collective bargaining relationship with any labor organization, and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition, with respect to the Company. To the Knowledge of the Company, no union organizing or decertification activities are underway or threatened with respect to the employees of the Company, and no such activities have occurred within the past five (5) years. There are no strikes, walkouts, work stoppages or slowdowns, lockouts, picketing, material labor-related grievances or arbitrations, unfair labor practice charges or other labor disputes pending against the Company or, to the Knowledge of the Company, threatened, and no such disputes have occurred within the past five (5) years. Schedule 8.15 contains a correct and complete list of (a) all employees of the Company, including those employees who are located in the United States, but are neither citizens of the United States nor permanent residents of the United States, together with a listing of each such employee’s visa status and visa expiration date, and (b) all employee layoffs, by date and location, implemented by the Company since the date that is ninety (90) days prior to the Closing Date. Neither the Company, nor, to the Knowledge of the Company, any of their employees, is subject to any noncompete, nonsolicitation, intellectual property, nondisclosure, confidentiality, employment, consulting or similar agreements in conflict with the present or proposed business activities of the Company, except for agreements between the Company and their respective present and former employees. To the Knowledge of the Company, no present or former employee of the Company is in violation of any duties or obligations owed to the Company pursuant to Law or any noncompete, nondisclosure, nonsolicitation, intellectual property or confidentiality agreements or provisions. The Company has complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, immigration, workers compensation, collective bargaining, exempt/non-exempt classification, employee/independent contractor classification and the withholding and payment of social security and other payroll Taxes. Except as would not result in material liability to the Company: (i) the Company has paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) the Company is not liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. Within the past three (3) years, the Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act. The Company is not and has not been: (A) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (B) required to comply with Executive Order 11246 or (C) required to maintain an affirmative action plan.
Section 8.16    Employee Benefits.
(a)    Schedule 8.16(a) contains a complete and correct list of all Employee Benefit Plans. “Employee Benefit Plan” means the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), each severance, incentive or bonus, deferred compensation, change in control, retention, profit sharing, retirement, welfare, post-employment welfare, vacation, unit purchase, unit option or other equity incentive plan, program or arrangement, and all other material employee benefit plans, programs or arrangements of any kind that are maintained, sponsored or contributed to or required to be contributed to by the Company, or with respect to which the Company has any liability or potential liability.
(b)    With respect to each Employee Benefit Plan, the Company has made available to Parent (i) current, accurate and complete copies of each such Employee Benefit Plan and all contracts relating thereto (including without limitation all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), (ii) copies of the most recent Internal Revenue Service determination letter or opinion letter with respect to each such Employee Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code, (iii) copies of the non-discrimination testing results for that Employee Benefit Plan for the three (3) most recent plan years, (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions and any summaries of material modifications thereto, and (v) copies of material non-routine correspondence received by the Company from any Governmental Entity with respect to any Employee Benefit Plan within the past three (3) years.
(c)    Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, in form and operation, funded and administered, in all material respects, in accordance with its terms and, with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all premiums, contributions or other payments (including all employer contributions and employee salary reduction contributions) that are due under the terms of the Employee Benefit Plan and required to have been made under applicable Laws have been made on a timely basis and all premiums, contributions and other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. There do not exist any pending or, to the Knowledge of the Company, threatened Proceedings (other than routine undisputed claims for benefits) with respect to any Employee Benefit Plan.
(d)    Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is subject to a determination issued by the Internal Revenue Service that the Company is entitled to rely that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.
(e)    No Employee Benefit Plan is or was within the past six (6) years, and neither the Company nor any other Person that is or (at a relevant time) was treated as a single employer with the Company under Code Section 414 or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Code Section 412 or 430, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or “multiple employer plan” to which Code Section 413(c) applies or (iv) any benefit plan, program or arrangement that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits (except as required by Code Section 4980B or any similar applicable state law with respect to which the covered individual pays the full cost of coverage). There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, or under any other applicable law, for which the Company or any ERISA Affiliate may be liable.
(f)    The Company and each ERISA Affiliate has complied in all material respects with the requirements of Code Section 4980B(f) and of each similar applicable state law, as well at the affordability and minimum essential coverage requirements of the Patient Protection and Affordable Care Act of 2010, as amended (the “APA”) with respect to each Employee Benefit Plan that is a “group health plan” (as such term is defined in Code Section 5000(b)(1)) and neither the Company nor, to the Knowledge of the Company, any ERISA Affiliate has any liability under Code Section 4980B(e) or any similar applicable state Law or under the APA.
(g)    Except with respect to accrued liabilities reflected on the liabilities side of the November 2018 Balance Sheet in an amount consistent with past practices, no unfunded liability exists with respect to any Employee Benefit Plan. Neither the Company nor any ERISA Affiliate (i) has incurred or reasonably expects to incur, any material liability under Title IV of ERISA or Code Section 412 or 430 or (ii) is subject to any Lien under ERISA or the Code, and there is no basis for the imposition of any such liability or Lien.
(h)    Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could be incurred by a participant in any such Employee Benefit Plan.
(i)    Except as set forth on Schedule 8.16(i), the Company is not and will not be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.
Section 8.17    Compliance with Laws; Licenses. Except as set forth on Schedule 8.17:
(a)    The Company (i) has for the past five (5) years complied and (ii) is as of the Closing in compliance, in each case, in all material respects, with all applicable Laws, and no written notices have been received by and no claims have been filed against the Company with respect to which the Company has been served or received written notice or of which the Company otherwise has Knowledge alleging a violation of any such Laws.
(b)    The Company owns or possesses all right, title and interest in and to each of its respective Licenses issued or granted by any Governmental Entity and has for the past five (5) years complied and is in compliance in all material respects with all Licenses required for ownership of its properties and assets and the conduct and operation of its businesses as presently conducted, and in the past three (3) years, no written notices have been received by the Company alleging the failure to hold any of the foregoing. The Company has obtained all required registrations and other certifications required for the conduct and operation of its business in the jurisdictions in which it operates, except where the failure to obtain such required registrations and other certifications would not result in material liability to the Company. No petition, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify or declare any of the Licenses held by the Company invalid is pending or, to the Knowledge of the Company, threatened before or currently being investigated by, any Governmental Entity.
Section 8.18    Healthcare Compliance.
(a)    The Company maintains Medicare, Medicaid and other federal health care program provider status and has current and valid provider agreements associated with the provider identification numbers identified on Schedule 8.18(a), all of which are current and valid, and the Company has not allowed, permitted, authorized or caused any other person or entity to use any such provider identification numbers. All such provider agreements are in full force and effect and, to the Knowledge of the Company, there is no basis for any material breach thereof. The Company is in compliance in all material respects with the conditions of participation of Medicare and Medicaid and has received all approvals or qualifications necessary for coverage and reimbursement for services performed and products provided to beneficiaries of Medicare, Medicaid and other federal health care programs. The Company has not been notified by any Governmental Entity during the immediately preceding twenty-four (24) month period that such Governmental Entity has rescinded, restricted, or not renewed, or intends to rescind, restrict or not renew, any Medicare, Medicaid or other federal health care program provider approval of the Company or that penalties or other disciplinary action have been, are threatened, or will be assessed or taken against the Company by any Governmental Entity.
(b)    Except as disclosed on Schedule 8.18(b), no audit or investigation whether conducted internally, by third parties or at the direction of any Governmental Entity has resulted in (i) any determination that the Company was overpaid by more than $10,000 in any of the most recent three (3) fiscal years covered by such audit or investigation, or (ii) aggregate repayment obligations of the Company of more than $500,000 over the most recent three (3) fiscal years. The Company does not have any material liability to any payor, including Medicaid or Medicare, and no deductions, disallowances or repayment obligations directly or indirectly under or in connection with the Medicaid or Medicare programs, or any other programs, exist, nor, to the Knowledge of the Company, are there any facts which reasonably could cause any such deductions, disallowances or repayment obligations to arise in the future with respect to operations conducted prior to the Closing Date. The Company is not now subject to any Medicare, Medicaid, or other federal health care program payment audits.
(c)    The Company initially enrolled in and became certified by CMS as a provider effective on August 15, 2016 and has been continuously enrolled and certified as a Medicare provider at all times since such date.
(d)    Except as disclosed in Schedule 8.18(d), the Company, the Company’s officers, managers, directors, employees or, to the Knowledge of the Company, any other Persons who provide services under agreements with the Company, have been and are in compliance, in all material respects, with federal Medicaid, Medicare, and other federal health care program statutes, as amended, and the regulations promulgated thereunder and related state and local statutes and regulations and have not at any time:

(i)    knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii)    knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(iii)    presented or caused to be presented a claim for reimbursement for services under Medicare or Medicaid, or other state or federal healthcare programs that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;
(iv)    failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent fraudulently to secure such benefit or payment;
(v)    knowingly and willfully offered, paid, solicited or received any illegal remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state or federal healthcare programs, or (B) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state or federal healthcare programs;
(vi)    offered or transferred any illegal remuneration to any individual eligible for benefits under Medicare, Medicaid or other state or federal healthcare program that such person knew or should have known would be likely to influence such individual to order or receive any item or service from the Company for which payment may be made, in whole or in part by Medicare, Medicaid or other state or federal healthcare programs;
(vii)    knowingly made a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other state or federal healthcare programs;
(viii)    provided to any person information that is known or should be known to be materially false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;
(ix)    knowingly and willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state or federal healthcare program certification, or (B) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1320a-3);
(x)    knowingly and willfully (A) charged for any Medicaid, Medicare, or other state or federal health care program, service, money or other consideration at a rate in excess of the rates established by the state or federal government, as applicable, or (B) for services covered (in whole or in part) by Medicaid, Medicare, , or other state or federal health care program, charged, solicited, accepted or received, in addition to amounts paid by such programs, any gift, money, donation or other consideration (other than a charitable, religious or philanthropic contribution from an organization or from a person unrelated to the patient) (x) as a precondition of treating the patient or (y) as a requirement for the patient’s continued treatment;
(xi)    had or has any “financial relationship” with any “referring physician” or an immediate family member of such physician, within the meaning of those terms under 42 U.S.C. § 1395nn that would violate any Law;
(xii)    (A) has been or is a party to a corporate integrity agreement, a Certificate of Compliance Agreement with the Office of Inspector General of the Department of Health and Human Services, or similar government-mandated compliance program, (B) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Entity, (C) has reporting obligations pursuant to any settlement agreement entered into with any state or federal Governmental Entity, (D) has been a target or defendant in any qui tam/False Claims Act or similar litigation, (E) during the past three (3) years, has been served with or received any search warrant, subpoena, civil investigative demand, or other enforcement correspondence by or from any Governmental Entity related to participation in or billing and claims submission pursuant to Medicare, Medicaid, or any state or federal health care program, or (F) during the last three (3) years, has received any written complaints or complaints through any Company hotlines from employees, contractors, vendors, or any other person asserting that Company has in the past violated, or is currently in violation of, any applicable Law;
(xiii)    contracted with or employed any person or entity excluded from participation in the Medicare, Medicaid, or other state or federal health care programs; or
(xiv)    violated or entered into any arrangement that violated any state statute or regulation respecting health care fraud and abuse.
(e)    Neither the Company nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or Representatives (at the time of, in connection with, arising from, or otherwise related to such Person’s employment or retention by, or representation of, the Company): (i) has been convicted of or charged with any violation of any Law related to Medicaid, Medicare or any other governmental healthcare program, (ii) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any violation of any Laws, including any Deferred Prosecution Agreement, (iii) is excluded, suspended, or debarred from participation, or has received a written notice of their exclusion, suspension, or debarment from participation, or is otherwise ineligible to participate, in Medicaid, Medicare or any other governmental healthcare program or (iv) has been convicted of, or entered into any settlement or reformation agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f), or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder.
(f)    The Company currently has no recertifications, accreditations, or revalidations pending with CMS nor are there any such processes with CMS that are required to be made by the Company within twelve (12) months of the Closing Date. The most recent recertification, accreditation, or revalidation of the Company was completed on December 11, 2017.
(g)    The Company has in place reasonably appropriate compliance policies and has provided appropriate compliance training to its employees.

(h)    The Company is a Covered Entity pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, together with their implementing regulations (collectively, “HIPAA”) and is in compliance in all material respects with HIPAA’s accompanying transaction standards, privacy, breach notification, and security regulations. The Company has developed and has implemented reasonable and appropriate policies and procedures, systems, and training programs to ensure compliance with HIPAA’s privacy, security, breach notification, and standard transactions regulations. The Company has not received any written notice from any Governmental Entity, regarding its or any of its agents’, employees’ or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of HIPAA or any other applicable Laws relating to the privacy, security and transmission of health information. Since August 21, 2013, there has been no unauthorized disclosure or use of, Breach (as defined in 45 C.F.R. § 164.402), or successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Part 164, Subparts A and C) and state Laws, as applicable), involving individually identifiable health-related , or in the case of “Security Incidents” (as defined at 45 C.F.R. § 164.304) involving electronic Protected Health Information (as defined in 45 C.F.R. § 160.103), held by or on behalf of the Company or any of its agents, employees, or contractors performing services for the Company. To the Knowledge of the Company and to the extent required under HIPAA and any other applicable health information Laws, the Company is a party to compliant business associate agreements and trading partner agreements with all appropriate parties in accordance with such Laws.
(i)    Except as set forth on Schedule 8.18(i):
(i)    The Company has, for the past five (5) years, conducted its business in compliance in all material respects with all applicable Laws enforced or administered by the FDA, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act and their implementing regulations, or any other Governmental Entity prior to the date hereof with respect to the development, design, manufacture, release, processing, electronic transfer, storage, conversion, display and security of medical device data, labeling, packaging, distribution, marketing, and advertising of the Company Products. To the Knowledge of the Company, the Company has timely registered and listed its Company Products, and filed with the FDA all required notices, supplemental applications and annual or other reports, including Medical Device Reports, as applicable, with respect to the Company Products.
(ii)    The Company has not, in the past five (5) years, received any FDA Form 483, notice of inspectional observations, notice of adverse findings, warning letters, untitled letters or other notices alleging a lack of safety or noncompliance with, or violation of any Law from the FDA or any other Governmental Entity (including regulations promulgated by FDA by the FDA and any other Governmental Entity). The Company has not received any notice, in the past five (5) years, that the FDA or any similar Governmental Entity has commenced, or to the Knowledge of the Company, threatened to initiate, any Proceeding to enjoin manufacture or distribution of any Company Product.
(iii)    The Company has not, in the past five (5) years, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, adulteration, misbranding, or regulatory noncompliance of any Company Product manufactured, distributed or marketed by or on behalf of the Company. The Company has made available to Parent copies of all (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other material documents received by the Company from the FDA or any other Governmental Entity relating to the business of the Company that assert ongoing lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Entity) by the Company.
(iv)    Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, employees or agents acting on the Company’s behalf has made an untrue statement of a material fact to the FDA or any other Governmental Entity, with respect to the Company Products or activities related to the Company’s business (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, with respect to the Company Products or activities of the Company’s business.
(v)    The Company has not been and is not currently the subject of any Proceeding whereby the activities of the Company’s business could lead to a debarment, under 21 U.S.C. § 335a or any similar state Law or regulation; exclusion under 42 U.S.C. § 1320a-7 or any similar state Law or regulation; or imposition of the Application Integrity Policy by the FDA.
Section 8.19    Anti-Bribery; Anti-Corruption. Neither the Company nor any of its directors, managers, officers, employees, consultants, agents or Representatives, nor, to the Knowledge of the Company, any other Person acting for or on behalf of, or any Person associated with, the Company, has in furtherance of or in connection with the business of the Company (a) offered, promised or given any financial or other advantage or inducement to any Person with the intention of influencing (i) any Representative of any foreign, federal, state or local Governmental Entity in the performance of his or her public functions or (ii) any other Person (whether or not such Person is the recipient of the advantage or inducement) to perform such Person’s function in a manner which would violate any applicable Law, or where the acceptance of such advantage or inducement would itself be in violation of applicable Law, (b) requested, agreed to receive or accepted any financial or other advantage or inducement where such request, agreement to receive or acceptance would be in violation of any applicable Law or likely to influence such Person in the performance of such Person’s role, (c) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, or (e) otherwise taken any action that would constitute a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar Law. Neither the Company, nor any director, officer, employee, consultant, agent or Representative of, or, to the Knowledge of the Company, other Person associated with, the Company, is or has been the subject of any Proceeding regarding any actual or alleged violation of any anti-bribery, anti-corruption, anti-fraud or similar Law. No such Proceeding has been threatened in writing (or, to the Knowledge of the Company, other than in writing). The Company is not ineligible to be awarded any contract or business under subpart 9.4 of the U.S. Federal Acquisition Regulation 2005, any Law enacted pursuant to Article 45 of the Public Sector Procurement Directive (Directive 2004/18/EC) or any similar Law governing eligibility for public procurement contracts in any jurisdiction. A true, correct and complete copy of the anti-bribery and anti-corruption policies and procedures adopted by the Company has been furnished to Parent.
Section 8.20    International Trade; Import/Export Control.
(a)    Neither the Company nor any director, officer or employee of the Company or, to the Knowledge of the Company, any other Person acting for or on behalf of the Company: (i) has been or is currently subject to any U.S. sanctions administered by OFAC, or (ii) has in the past five (5) years engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (A) any country subject to a comprehensive embargo under the sanctions administered by OFAC, or (B) any Person subject to sanctions administered by OFAC.
(b)    The Company has at all times in the past five (5) years conducted its import, export and re-export transactions in all material respects in accordance with all applicable import, export and re-export laws, including the Laws administered by U.S. Customs and Border Protection, the Export Administration Regulations, the statutes, Executive Orders and regulations administered by OFAC, and all other applicable import/export controls in other countries into/from which the Company imports, exports or re-exports products, technologies, software or services, or in which the Company otherwise conducts business.
Section 8.21    Customers and Suppliers.
(a)    Schedule 8.21(a) sets forth a true and complete list of the ten (10) largest customers of the Company for the fiscal years ended December 31, 2017, and December 31, 2018, and sets forth opposite the name of each such customer the amount and percentage of consolidated revenue attributable to (whether directly or through) such customer. Except as set forth on Schedule 8.21(a), the Company has not received any written notice from any Person required to be listed on Schedule 8.21(a) indicating that such Person will stop or materially decrease the rate or materially alter the terms of the business it conducts with (or the revenue it generates for) the Company.
(b)    Schedule 8.21(b) sets forth a true and complete list of the five (5) largest vendors, licensors, service providers and other suppliers of the Company (measured by aggregate expenses) for the fiscal years ended December 31, 2017, and December 31, 2018 and sets forth opposite the name of each such supplier the amount and percentage of expenses attributable to (whether directly or through) such supplier. Except as set forth on Schedule 8.21(b), the Company has not received any written notice from any Person required to be listed on Schedule 8.21(b) indicating that such Person will stop, or decrease the rate or materially alter the terms of, the business it conducts with (or the products or services it provides for) the Company. To the Knowledge of the Company, there are no suppliers of materials, products, Intellectual Property Rights or services to the Company that are material to the operations of the Company with respect to which practical alternative sources of supply are not generally available on substantially comparable terms (including price) and conditions in the marketplace.
Section 8.22    Product and Service Warranties. The Company and each of its vendors has obtained all required product registrations and other certifications required for the production, distribution and sale of the Company’s products in the jurisdictions in which the Company produces, distributes or sells, or causes the production, distribution or sale, thereof. No product produced, distributed or sold by or on behalf of the Company is subject to any guaranty, warranty or other provision for indemnity beyond the applicable standard terms and conditions of the Company, and the Company has not made any other guaranties, warranties or other provisions for indemnity with respect to the products produced, distributed or sold by or on behalf of the Company. Each particular product produced, distributed or sold by or on behalf of the Company has been produced, distributed and sold in compliance with applicable Laws and contractual commitments and warranties in all material respects.
Section 8.23    Real Property.
(a)    Schedule 8.23 sets forth a true and complete list of all Leases for each Leased Real Property (including the date and name of the parties to such Lease document), and the address of each Leased

Real Property. The Company has delivered to Parent a true and complete copy of each such Lease document and, in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 8.23, with respect to each of the Leases, (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the transactions contemplated under this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing, (iii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof, (iv) possession and quiet enjoyment of the Leased Real Property by the Company under each Lease has not been disturbed and there are no disputes with respect to such Lease, (v) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (vi) neither the Company nor, to the to the Knowledge of the Company, any other party to the Lease is currently in breach or default under such Lease and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (vii) the Company does not owe, and is not bound by obligations to pay in the future, any brokerage commissions or finder’s fees with respect to any Lease and (viii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company.
(b)    The Leased Real Property identified on Schedule 8.23 comprises all of the real property used in, or otherwise related to, the conduct of the Business.
(c)    The Company does not own and have never owned any real property or any interest in real property.
Section 8.24    Environmental.
(a)    The Company is not, or has not been in the past five (5) years, in material violation of any applicable Environmental Laws, including those currently in effect.
(b)    The Company holds and is, and for the past five (5) years has been, in material compliance with, all material Licenses required by applicable Environmental Laws and necessary for the conduct of its businesses as conducted presently or during the past five (5) years.
(c)    There are no material Proceedings arising under any Environmental Laws pending or, to the Knowledge of the Company, threatened, against the Company. The Company has not received any written notice of any actual or alleged violation of, or material liability (contingent or otherwise) under, any Environmental Laws that has not been fully resolved, or is subject to any outstanding Order arising under any Environmental Laws.
(d)    To the Knowledge of the Company, neither the Leased Real Property nor the any other facility or property formerly owned, leased or operated by the Company, corporate or legal predecessors or Affiliates is contaminated with any Hazardous Substance (i) requiring remediation by the Company, or (ii) otherwise giving rise to any liability (contingent or otherwise) for the Company, in each case, under any applicable Environmental Laws.
(e)    Neither the Company nor, to the Knowledge of the Company, any of its corporate or legal predecessors or Affiliates have treated, stored, transported, handled, exposed any Person to, released, disposed of, or arranged for the disposal of, any Hazardous Substance, which would be reasonably expected to give rise to any liability (contingent or otherwise) under any Environmental Laws for the Company.

(f)    The Company has made available to Parent copies of all environmental audits, assessments and reports, and all other documents in its possession or, to the Knowledge of the Company, under its reasonable control, relating to the past or current operations, properties or facilities of the business of the Company and bearing on any liability (contingent or otherwise) for the Company arising under any applicable Environmental Law.
Section 8.25    Affiliate Transactions. Except as set forth on Schedule 8.25, no officer, executive, manager, director, direct or indirect equityholder or Affiliate of the Company, or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns a controlling interest, or any employee of the Company is a party to any agreement, contract, commitment or transaction with the Company (other than agreements related to the employment of any employee of the Company or grants of Stock Options) or has any interest in any property owned or used by the Company (including any Intellectual Property Rights).
Section 8.26    Antitrust Matters. As of and immediately prior to the Closing, in relation to the HSR Act:
(a)    The Company will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
(b)    The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below the $100 million (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii)(III) (currently $168.8 million).
(c)    The total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below the $10 million (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii)(II) (currently $16.9 million).
(d)    The Company will not be engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).
Section 8.27    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including this Article VIII), as modified by the Disclosure Schedules, neither the Company nor any other Person makes any other express or implied representation or warranty with respect the Company or (other than each Securityholder in the Securityholder Agreement delivered by such Securityholder hereunder) or any applicable Person in any other Transaction Agreement the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, the Securityholders or any of their respective Affiliates or Representatives. Except for the representations and warranties contained in this Agreement (including this Article VIII), as modified by the Disclosure Schedules, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent, Merger Sub or their respective Affiliates or Representatives by any Representative of the Company, any Securityholder or any of its their respective Affiliates).

ARTICLE IX.
Representations and Warranties of Parent and Merger Sub
As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and, except as set forth herein, as of the Closing Date, as follows:
Section 9.1    Organization, Power and Authority. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to be material and adverse to Parent and Merger Sub. Each of Parent and Merger Sub possesses all requisite power and authority necessary to own and operate its properties, to carry on its business as now conducted and to enter into and carry out the transactions contemplated by this Agreement and each of the other Transaction Agreements to which Parent or Merger Sub is a party, as applicable.
Section 9.2    Authorization; No Breach.
(a)    The execution, delivery and performance of this Agreement and each other Transaction Agreement to which Parent or Merger Sub, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent or Merger Sub, as applicable. This Agreement and each of the other Transaction Agreements to which Parent or Merger Sub, as applicable, is a party, have been duly executed and delivered by Parent or Merger Sub, as applicable, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Parent or Merger Sub, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and to general principles of equity.
(b)    The execution, delivery and performance of this Agreement and each other Transaction Agreement to which Parent or Merger Sub, as applicable, is a party, the fulfillment of and compliance with the respective terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub, as applicable, does not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien or other Encumbrance upon any of Parent’s or Merger Sub’s, as applicable, assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (v) create any right to payment or any other right (concurrently or with the passage of time and/or upon the occurrence of one or more events or conditions).
(c)    No authorization, consent, approval, exemption or other action by, notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery and performance by Parent or Merger Sub, as applicable, of this Agreement and each other Transaction Agreement to which Parent or Merger Sub, as applicable, is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof.
Section 9.3    Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Parent or Merger Sub, as applicable, is a party or by which Parent or Merger Sub, as applicable, is bound.
Section 9.4    Litigation. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Parent’s knowledge or Merger Sub’s knowledge, threatened against Parent or Merger Sub, as applicable, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.
Section 9.5    Board Approvals.
(a)    The board of directors of Parent, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Merger. No other corporate proceedings on the part of Parent are necessary to authorize the transaction contemplated by this Agreement.
(b)    The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Except for the consent of Parent, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement.
Section 9.6    Vote Required. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger. No other vote of the holders of any class or series of capital stock of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.
Section 9.7    Parent Common Stock. The Parent Common Stock issuable hereunder shall be, when issued in accordance with the terms of this Agreement, validly issued and outstanding, fully paid, nonassessable, and free and clear of all Encumbrances, other than the transfer restrictions pursuant to any state or federal securities Laws.
Section 9.8    Sufficiency of Funds. Parent has, and will have as of the Closing or earlier termination of this Agreement, sufficient funds to consummate the Merger and the other transactions contemplated by this Agreement, and to perform its obligations under this Agreement. Parent will have on each other date that a cash payment is due under this Agreement, sufficient funds to enable it to make each such cash payment as and when due as required by this Agreement.
Section 9.9    SEC Reports.
(a)    Parent has filed all documents, including all annual, quarterly and other reports, Registration Statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference), required to be filed by Parent with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2016 (collectively, the “SEC Reports”). Since the date of the last SEC Report, there has not been the occurrence of any event, the occurrence of which resulted in, or would reasonably be likely to result in, a material adverse effect with respect to Parent and its Subsidiaries, taken as a whole.
(b)    The SEC Reports (i) at the time filed (or furnished), complied (giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), and, in the case of Registration Statements, at the time of effectiveness, in all material respects with the applicable requirements of the

Securities Act or the Exchange Act and (ii) at the time they were filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and, in the case of Registration Statements, at the time of effectiveness, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.
(c)    The financial statements (including any related notes) contained in SEC Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.
(d)    To Parent’s knowledge, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.
Section 9.10    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and assuming the accuracy of each of the representations and warranties made by the Company contained in Article VIII, the Surviving Corporation (a) shall be able to pay its debts as they become absolute and matured, (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities on its debts), and (c) not have an unreasonably small amount of capital with which to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation.
Section 9.11    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IX or in any other Transaction Agreement to which Parent or Merger Sub is party, neither Parent nor Merger Sub makes any other express or implied representation or warranty with respect Parent or Merger Subs or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaim any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives.
Section 9.12    Exclusivity of Company Representations; No Reliance; Forward-Looking Information.
(a)    The representations and warranties of the Company set forth in Article VIII and the representations and warranties of the Securityholders set forth in Securityholder Agreements constitute the sole and exclusive representations and warranties of the Company, the Securityholders or any other Person in connection with the transactions contemplated hereunder, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and the Securityholders.
(b)    In connection with the due diligence investigation of the Company by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts, business plans and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and Merger Sub hereby acknowledge the uncertainty and inherent risks in relying on such information and agree that neither the Company nor any of its Representatives has made or is making any express or implied representation or warranty with respect to any such information.
ARTICLE X.
Indemnification
Section 10.1    Survival of Representations and Warranties. The representations and warranties in this Agreement or in any certificate or instrument delivered hereunder shall survive the Closing as follows:
(a)    the representations and warranties in Section 8.1 (Organization, Power and Authority), Section 8.2 (Capitalization and Related Matters), Section 8.3(a) (Authorization), Section 8.9 (Tax Matters), and Section 8.13 (Brokerage) (collectively, the “Company Fundamental Representations”) and Section 8.18 (Healthcare Compliance) shall survive the Closing and shall remain in full force and effect until the later of (x) sixty (60) days following the expiration of the statute of limitations applicable to any claim underlying any indemnity claim asserted hereunder with respect to such Company Fundamental Representation and (y) six (6) years following the Closing;
(b)    the representations and warranties in Section 9.1 (Organization, Power and Authority), Section 9.2(a) (Authorization), and Section 9.3 (Brokerage) (collectively, the “Parent Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until the later of (x) sixty (60) days following the expiration of the statute of limitations applicable to any claim underlying any indemnity claim asserted hereunder with respect to such Parent Fundamental Representation and (y) six (6) years following the Closing;
(c)    the representations and warranties in Section 8.11 (Intellectual Property Rights) and Section 8.16 (Employee Benefits) (collectively, the “Company Specified Representations”) shall terminate at the end of the day on the third (3rd) anniversary of the Closing Date; and
(d)    all other representations and warranties in this Agreement or in any certificate or instrument delivered hereunder (other than the Securityholder Agreements) shall terminate at the end of the day on the eighteen (18) month anniversary of the Closing Date;
provided that any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the right of indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if written notice in accordance with the terms hereunder of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of when Losses as a result thereof or in connection therewith or relating thereto may actually be incurred). All covenants and agreements set forth herein shall survive the Closing in accordance with their respective terms.
Section 10.2    Indemnification.
(a)    Indemnification by Securityholders. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing, each Securityholder (in the manner further specified herein) shall indemnify each of the Parent Indemnitees and hold each of them harmless against any Losses incurred by any Parent Indemnitee arising or resulting from:
(i)    any breach by the Company prior to or at the Closing of any of its covenants or agreements contained in this Agreement;

(ii)    any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered hereunder;
(iii)    any Closing Indebtedness and any Transaction Expenses, in each case, solely to the extent such amounts are not accounted for in the calculation of the Final Closing Merger Consideration;
(iv)    except as set forth herein or as otherwise accounted for in the calculation of the Final Closing Merger Consideration, any Tax (A) incurred by the Company in a Pre-Closing Tax Period, including for the avoidance of doubt the transactions contemplated by this Agreement taking place on the Closing Date, (B) of any member of an affiliated, combined, consolidated, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local, or foreign law), or (C) incurred by any Person for which the Company is liable as a transferee or successor, by contract, pursuant to any Law or otherwise, which Taxes relate to event or transaction occurring before the Closing, other than, in each case, Transfer Taxes allocated to Parent pursuant to Section 11.3(a) or Transaction Payroll Taxes other than the Closing Transaction Payroll Expenses and the Post-Closing Transaction Payroll Expenses agreed to be borne by the Securityholders hereunder;
(v)    any error with respect to the Merger Consideration Spreadsheet or any claims or allegations of errors therein by any Securityholder or alleged Securityholder (solely to the extent such errors are not accounted for and corrected in the calculation and payment of the Final Closing Merger Consideration);
(vi)    any claims made against any Parent Indemnitee by, on behalf of or in relation to any Securityholder in breach of or barred by any release entered into by any such Securityholder in connection with the transactions contemplated hereby or contained in any document, agreement or instrument executed and delivered in connection with the transactions contemplated hereby; and
(vii)    any fraud with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement, in each case, on the part of the Company prior to Closing.
(b)    Indemnification by Parent. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing, Parent shall indemnify each of the Securityholder Indemnitees and hold each of them harmless against any Losses incurred by any Securityholder Indemnitee arising or resulting from:
(i)    any breach by Parent or Merger Sub of any of its respective covenants or agreements contained in this Agreement;
(ii)    any inaccuracy or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement or in any certificate of instrument delivered hereunder;
(iii)    any breach by Parent and/or the Surviving Corporation following the Closing of any of its covenants or agreements contained herein; and

(iv)    any fraud with respect to this Agreement or any certificates or other instruments required to be delivered pursuant to this Agreement, in each case, on the part of Parent or Merger Sub.
Section 10.3    Limitations on Indemnification by Securityholders. Notwithstanding anything contained in this Agreement to the contrary, the indemnification obligations of the Securityholders shall be subject to the following terms, conditions and limitations:
(a)    No Securityholder shall be liable for Losses under Section 10.2(a)(ii) until the aggregate amount of such Losses exceeds $500,000 (the “Basket”) and, in such case, the Parent Indemnitees shall solely be entitled to indemnification for all such Losses under Section 10.2(a)(ii) in excess of the Basket.
(b)    Parent, on behalf of itself and the other Parent Indemnitees, agrees that Parent’s Set-Off Rights shall be the sole and exclusive recourse of Parent Indemnitees hereunder, subject to the following terms and conditions:
(i)    with respect to claims made by Parent pursuant to Section 10.2(a)(ii) (other than with respect to Section 8.18 (Healthcare Compliance), Company Fundamental Representations or Company Specified Representations), Parent’s maximum Set-Off Rights shall not exceed an amount equal to six million five hundred thousand dollars ($6,500,000), in the aggregate, of the Earn-Out Amount;
(ii)    with respect to claims made by Parent pursuant to Section 10.2(a)(ii) in respect of breach of Section 8.11 (Intellectual Property Rights) or Section 8.16 (Employee Benefits), Parent’s maximum Set-Off Rights shall not exceed an amount equal to ten million dollars ($10,000,000), in the aggregate, of the Earn-Out Amount; and
(iii)    with respect to claims made by Parent pursuant to Section 10.2(a)(ii) in respect of breach of Section 8.18 (Healthcare Compliance), Parent’s maximum Set-Off Rights shall not exceed an amount equal to twenty million dollars ($20.000,000), in the aggregate, of the Earn-Out Amount.
The foregoing indemnification limitation in this clause (b) shall not apply to indemnity claims made by Parent pursuant to (x) Section 10.2(a)(ii) with respect to Company Fundamental Representations or (y) Section 10.2(a)(i) or Section 10.2(a)(iii) through Section 10.2(a)(vii), for which the indemnification limitation is set forth in Section 10.3(c) below.
(c)    The aggregate liability of the Securityholders pursuant to claims made by Parent pursuant to (x) Section 10.2(a)(ii) with respect to Company Fundamental Representations or (y) Section 10.2(a)(i) or Section 10.2(a)(iii) through Section 10.2(a)(vii), in any case, shall not exceed an aggregate amount equal to fifty percent (50%) of the Aggregate Merger Consideration proceeds actually received by the Securityholders hereunder (the “Fundamental Reps Cap”) and Parent, on behalf of itself and the other Parent Indemnitees, agrees not to seek, and shall not be entitled to recover, from the Securityholders any Losses pursuant to claims made by Parent Indemnitees pursuant to (x) Section 10.2(a)(ii) with respect to Company Fundamental Representations or (y) Section 10.2(a)(i) or Section 10.2(a)(iii) through Section 10.2(a)(vii), in any case, in excess of the Fundamental Reps Cap.
(d)    For the avoidance of doubt, any and all Losses hereunder shall expressly count towards all indemnity caps hereunder (even if the specific Loss does not relate to the specific indemnity cap).

(e)    To the extent that Parent exercises its Set-Off Rights in accordance with the terms hereunder and it is finally determined that Parent is entitled to retain the applicable portion of the Earn-Out Amount in satisfaction of its Parent’s exercise of its Set-Off Rights, Parent will retain an amount of cash and a number of Earn-out Shares that constitutes the applicable portion of the Earn-Out Amount to be retained by Parent in the same relative proportion as the Total Cash Earn-Out Amount bears to the Total Earn-Out Shares Value and the number of Earn-Out Shares to be so retained by Parent in accordance with the foregoing will be determined based on the Signing Date Price.
(f)    Any and all Losses finally determined to be owed to a Parent Indemnitee shall be satisfied in the following order: (i) first, from exercise of Parent’s Set-Off Rights; and (ii) second, solely to the extent that the exercise of Parent’s Set-Off Rights is not adequate to fully satisfy any Losses finally determined to be owed to a Parent Indemnitee, then solely with respect to indemnity claims made by Parent pursuant to (A) Section 10.2(a)(ii) with respect to Company Fundamental Representations or (B) Section 10.2(a)(i) or Section 10.2(a)(iii) through Section 10.2(a)(vii), directly from the Securityholders on a several (and not joint and several) basis (based on their relative Securityholder Pro Rata Basis), in each case, subject to the terms, conditions and limitations contained herein.
(g)    The amount of any Losses for which the Securityholders shall be liable hereunder shall be determined after deducting therefrom the amount of any insurance proceeds actually received from a third-party insurer, any other amounts actually recovered from a third party pursuant to indemnification or otherwise and any Tax benefit actually realized in the taxable year of, or the taxable year immediately following, such Losses in connection with the payment of such Losses as a reduction in the net amount of Taxes paid determined on a “with and without” basis, in each case, net of out-of-pocket costs and expenses (including out-of-pocket expenses, premium increases, retro-premiums and any retention amounts) incurred by any of the Parent Indemnitees.
(h)    Each Parent Indemnitee shall use its commercially reasonable efforts to mitigate any Losses for which any Parent Indemnitee is entitled to indemnification under this Article X, which shall include using commercially reasonable efforts to pursue recovering any proceeds reasonably available under insurance policies.
(i)    Any Losses for indemnification under this Article X shall be determined without duplication of recovery by reason of the set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification.
(j)    The indemnities provided under this Article X are intended only for the Indemnitees and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
Section 10.4    Set-Off Rights.
(a)    Parent shall have the right to retain from the Earn-Out Amount that is payable (or issuable) hereunder: (i) the amounts finally determined to be owed (but unsatisfied) to Parent Indemnitees in respect of their indemnification rights under this Article X and (ii) to the extent that the Earn-Out Amount is then due and payable but has not yet been fully satisfied pursuant to the terms of this Agreement, amounts reasonably determined by Parent as necessary to satisfy then-pending claims brought by Parent in respect of indemnification rights under this Article X (Parent’s set-off rights under this Section 10.4(a) shall be referred to as the “Set-Off Rights” and any such amount of Earn-Out Amount so retained in accordance therewith shall be referred to as a “Set-Off Amount”).

(b)    If Parent exercises its Set-Off Rights under clause (ii) of Section 10.4(a), to the extent that an indemnity claim by Parent giving rise to its exercise of Set-Off Rights has been resolved in accordance with the terms of this Agreement and if the Losses relating to such claim by Parent are determined to be less than the Set-Off Amount, then, within ten (10) Business Days following the determination thereof, Parent shall notify the Securityholders’ Representative of such occurrence and Parent shall pay to the Paying Agent for payment to the Stockholders and Non-Employee Optionholders and to the Surviving Corporation for payment to the Employee Optionholders (and issue the applicable Earn-Out Shares to the applicable Securityholders hereunder), in each case, in accordance with the terms of Section 4.1, Section 4.2 and Section 5.2 when such payment (and/or issuance) is due and owing in accordance with the terms hereof an amount (and/or number of applicable Earn-Out Shares) equal to the Set-Off Amount, less the amount finally determined to be owed to such Parent Indemnitee pursuant to such indemnity claim.
Section 10.5    Materiality Scrape. The Parties agree that for purposes of (a) determining whether there has been a breach of any representation or warranty subject to indemnification pursuant to this Article X, and (b) calculating the amount of Losses with respect thereto, such representations and warranties shall be construed as if any qualification or limitation with respect to materiality, whether by reference to the terms “material,” “in all material respects,” “in any material respect,” or “Material Adverse Effect” or similar words, were omitted or deleted from the text of such representations, warranties and covenants.

Section 10.6    Breach or Fraud by Securityholder of Securityholder Agreement. Notwithstanding anything contained herein to the contrary, with respect to each Securityholder, if such Securityholder commits a breach of any representation, warranty, or covenant, or commits fraud, in any case, in respect of the Securityholder Agreement so executed by such Securityholder, Parent shall have the right to pursue recourse directly against such Securityholder that committed such breach or fraud (but not any other Securityholder) in accordance with the terms hereunder.
Section 10.7    Procedures Relating to Indemnifications.
(a)    Direct Claims.
(i)    An Indemnitee seeking indemnification on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by such Indemnitee by giving reasonably prompt written notice (a “Claim Notice”) to the Indemnifying Party (which if the Securityholders are the Indemnifying Parties, the Indemnitee shall provide such Claim Notice to the Securityholders’ Representative for all purposes of this Article X), and such Claim Notice shall contain (A) a reasonable description of the Direct Claim to the extent then known, and (B) the estimated amount, if reasonably practicable and to the extent then known, of any Loss incurred or reasonably expected to be incurred by such Indemnitee; provided that failure to give such notification shall not relieve the Indemnifying Party of its indemnification obligations or otherwise affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Party shall have been materially prejudiced as a result of such failure.
(ii)    The Securityholders’ Representative (if the Indemnifying Parties are the Securityholders) or Parent (if the Indemnifying Party is Parent) may in good faith, at any time on or before the twentieth (20th) Business Day following its receipt of a Claim Notice (the “Objection Period”), object to the claim made in such Claim Notice by delivering written notice to the Indemnitee (a “Claim Objection”). The Claim Objection shall set forth in reasonable detail the good faith reasons for the objection to such claim for indemnification, and the amount of any claimed Loss which is disputed. If the Securityholders’ Representative (if the Indemnifying Parties are the Securityholders) or Parent (if the Indemnifying Party is Parent), as applicable, does not timely deliver a Claim Objection, or delivers a Claim Objection that does not object to all of the Losses set forth in the Claim Notice, the Indemnifying Parties shall be deemed to have accepted and agreed with all or such portion of the Direct Claim and shall be conclusively deemed to have consented to the recovery by the Indemnitee of all or such portion of the Losses specified in the Claim Notice. If the Securityholders’ Representative (if the Indemnifying Parties are the Securityholders) or Parent (if the Indemnifying Party is Parent), timely delivers a Claim Objection, Parent and the Securityholders’ Representative, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Losses and if the Parties are not able to fully resolve all such differences within thirty (30) days from the applicable Party’s receipt of a Claim Objection, Parent or the Securityholders’ Representative, as applicable, shall have the right to pursue such remedies or legal recourse as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.
(b)    Third Party Claims.
(i)    The Indemnitee shall promptly inform in writing the Indemnifying Party obligated to indemnify such Indemnitee (or, in the case of a Parent Indemnitee seeking indemnification, such Parent Indemnitee shall promptly notify the Securityholders’ Representative) if such Indemnitee receives notice of any third-party action, lawsuit, proceeding, investigation or other claim against such Indemnitee that is subject to indemnification provided for in this Section 10.7 by such Indemnifying Party (a “Third Party Claim”); provided, however, that in each case the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 10.7, except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnitee otherwise than under this Section 10.7.
(ii)    The obligations and liabilities of the Indemnifying Party under this Section 10.7 with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at its expense, and, at its option (subject to the limitations set forth below), shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense (and if the Indemnifying Parties are the Securityholders, at the expense of the Securityholders’ Representative on behalf of the Securityholders) and through counsel of its choice reasonably acceptable to the Indemnitee if it gives notice of its intention to do so to the Indemnitee within fifteen (15) Business Days of the receipt of such notice from the Indemnitee; provided, that prior to the Indemnifying Party assuming control of such defense, subject to Section 10.7(b)(iv), it shall first verify in writing to the Indemnitee that such Indemnifying Party shall be fully responsible for all liabilities and obligations relating to such Third Party Claim and that it shall provide full indemnification (subject to the limitations set forth in this Article X) to the Indemnitee with respect to such Third Party Claim, in each case, subject to the terms, conditions and limitations contained herein.
(iii)    Notwithstanding the foregoing, the Securityholders’ Representative shall not have the right to assume control of such defense, if the Third Party Claim which the Indemnifying Party seeks to assume control (A) primarily seeks non-monetary relief or seeks any restraint on the conduct or activities of the Company, (B) involves criminal or quasi-criminal allegations, (C) involves a claim of violation of Law by a Governmental Entity (other than Taxes for which

Securityholders are solely responsible hereunder), (D) involves a claim which, upon petition by the Indemnitee, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (E) the Indemnifying Party’s reasonably expected indemnity obligation arising out of such Third Party Claim is not reasonably expected to cover at least fifty percent (50%) of the Indemnitee’s reasonably anticipated Losses arising out of such Third Party Claim (as determined in good faith at the outset of such claim by mutual consultation and negotiation between the Indemnifying Party and the Indemnitee) (each of the foregoing Third Party Claims, a “Parent-Controlled Claim”). With respect to the foregoing matters in this clause (iii), the Securityholders’ Representative shall be entitled to participate in the defense of such Third Party Claim, with counsel of its choosing, at its own expense, on behalf of the Securityholders, and shall be consulted prior to all filings, correspondence, hearings, meetings or appearances in connection therewith. If there exists an actual conflict of interest that would make it inappropriate, as advised by counsel to the Indemnitee, for the same counsel to represent both the Indemnitee and the Indemnifying Party, then the Indemnitee shall be entitled to retain its own counsel in each jurisdiction for which the Indemnitee determines counsel is required, which counsel shall be reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party.
(iv)    In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnitee shall not be permitted to settle such Third Party Claim without the prior written consent of the Indemnifying Party (who shall be the Securityholders’ Representative, if the Indemnifying Parties are the Securityholders), which consent shall not be unreasonably withheld, conditioned or delayed and the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnitee.
(v)    No such Third Party Claim the defense of which has been assumed by the Indemnifying Party may be settled, or consent to the entry of any judgment with respect thereto granted, by the Indemnifying Party without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that if the Indemnifying Party has assumed control of the defense pursuant to and in accordance with Section 10.7, then the Indemnifying Party may consent to the entry of any judgment or enter into any settlement without the consent of the Indemnitee if (A) such judgment or settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnitee of a complete and unconditional release from all liability in respect to such claim, (B) such judgment or settlement would not result in the finding or admission of any violation of Law or breach of contract, and (C) such consent or settlement is for monetary damages fully indemnified by the Indemnifying Party hereunder, includes no injunctive or other equitable relief that would be imposed against the Indemnitee and does not and would not reasonably be expected to interfere with or adversely affect in any material respect the business, operations or assets of the Indemnitee. The Indemnifying Party will make promptly any payment required to be made by it to the Indemnitee under this Section 10.7.
(vi)    If the Indemnifying Party elects not to assume the defense of a Third Party Claim (or fails to notify the Indemnitee of its election to defend such Third Party Claim) within fifteen (15) Business Days of the receipt of notice of such Third Party Claim from the Indemnitee or if there is a Parent-Controlled Claim, then (i) the Indemnifying Party shall be fully responsible for all liabilities and obligations relating to such Third Party Claim and that it shall provide full indemnification (subject to the limitations set forth in this Article X) to the Indemnitee with respect to such Third Party Claim and (ii) the Indemnitee shall proceed diligently to defend such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party, and the Indemnitee shall be entitled to be reimbursed for all reasonable out-of-pocket costs and expenses incurred by the Indemnitee in the defense of such Third Party Claim, including the reasonable fees and disbursements of outside counsel employed by the Indemnitee, to the extent that such fees and disbursements constitute indemnifiable Losses hereunder; provided, that the Indemnitee shall not be permitted to settle any such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 10.8    Taxes. Notwithstanding anything to the contrary set forth herein, the Parent Indemnitees shall not be entitled to indemnification pursuant to this Section 10.8 for (a) any Taxes to the extent such Taxes have been taken into account in calculating Net Working Capital or reflected in the calculation of Transaction Expenses or Indebtedness (in each case as finally determined hereunder) and reduced amounts otherwise payable to an Indemnifying Party, (b) any Loss related to or arising from the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset or attribute of the Company attributable to a Pre-Closing Tax Period, (c) any Taxes resulting from a breach of the representations or warranties contained in Section 8.9 and arising in a Tax period (or portion of a Tax period) beginning after the Closing Date, other than the representations and warranties in Section 8.9(k), Section 8.9(m) or Section 8.9(n), or (d) Transaction Payroll Taxes other than the Closing Transaction Payroll Expenses and the Post-Closing Transaction Payroll Expenses agreed to be borne by the Securityholders hereunder. In addition, for U.S. federal, state, and local income Tax purposes, except as otherwise required by Law, the Parties agree to treat any indemnification payments received by any Parent Indemnitee (other than the Company) as an adjustment to the Aggregate Merger Consideration and any indemnification payments paid by any Securityholder as an adjustment to the Aggregate Merger Consideration.
Section 10.9    Access. From and after the delivery of a Claim Notice by any Parent Indemnitee, Parent shall grant the Securityholders’ Representative and its Representatives reasonable access, upon prior written notice to Parent, during normal business hours to the applicable books and records of Parent and its Subsidiaries (including the Surviving Corporation) that are relevant to the applicable indemnity claim; provided, that the Securityholders’ Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that Parent shall not be obligated to make available any applicable books and records the extent that access to such books and records would give rise to a material risk of waiving any attorney-client privilege or work product doctrine applicable to such books and records.
Section 10.10    Exclusive Remedy. Except for (a) the indemnity given for the benefit of the Securityholders’ Representative under this Agreement or (b) any non-monetary equitable relief to which any Party hereto may be entitled from and after the Closing, the indemnification provisions contained in this Article X are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Person may incur arising from or relating to the Agreement and the transactions contemplated hereby, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

ARTICLE XI.
Other Covenants and Agreements
Section 11.1    Press Release and Announcements.
(a)    No press releases or other public releases of information related to this Agreement or the transactions contemplated hereby will be issued or released at any time (i) prior to or at the Closing, without prior written consent of Parent and the Company, and (ii) following the Closing, without the prior written consent of Parent and the Securityholders’ Representative, in each case, which consent shall not be unreasonably withheld; provided, that any Party may issue or release any such information which has previously been issued or released in accordance with the terms of this Section 11.1 or is otherwise generally available to the public other than as a result of a breach by such Party or any of its Affiliates of the terms of this Section 11.1; provided, further, that the foregoing shall not restrict Parent’s ability to disclose any information pursuant to any applicable Law, including any federal or state securities laws.
(b)    The provisions of this Section 11.1 shall not be interpreted to prohibit the sharing by any Party of information related to this Agreement or the transactions contemplated hereby in the ordinary course of business with such Party’s (or such Party’s Affiliate’s) advisors, employees, officers, directors, limited partners, prospective limited partners, equity owners and similar Persons related to such Party or such Affiliate so long as such Persons are apprised of the confidential nature thereof.
Section 11.2    Further Assurances. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or the transactions contemplated hereby, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor pursuant to Section 10.2).
Section 11.3    Certain Tax Matters.
(a)    The Securityholders on the one hand, and Parent on the other hand, shall each bear fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”), and the Party required by applicable Law, at its own expense, shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Securityholders and/or Parent will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    The Parties hereto each shall file all required federal, state, local, and non-U.S. income Tax returns and related returns and reports in a manner consistent with this Section 11.3 and shall maintain such reporting position unless otherwise required by applicable Law.
(c)    With respect to Tax Returns of the Company for any Pre-Closing Tax Period (including any Straddle Period, as defined below) which are required to be filed by the Company after the Closing Date, (i) the Company shall prepare and timely file (or cause to be prepared and timely filed) such Tax Returns, in accordance with the prior positions and practices of the Company to the extent permitted by applicable Law, and (ii) the Company shall provide any income or any other material Tax Return that reflects a Tax for which the Securityholders are liable with respect to a taxable period ending on or prior to the Closing Date to the Securityholders’ Representative as soon as practicable (and, in any event, at least twenty-

five (25) days prior to the due date of any such Tax Return (including extensions)) for the Securityholders’ Representative’s review and comment; provided, that, for the avoidance of doubt, the failure to provide such Tax Returns shall not impair the Parent Indemnitees’ right to indemnification under this Agreement unless the Securityholders have been adversely affected by such failure.  Each such Tax Return shall be final and binding on the Securityholders and Parent, unless, within fifteen (15) days after the date of receipt by the Securityholders’ Representative of such Tax Return, the Securityholders’ Representative delivers to the Company a written request for changes to such Tax Return.  If the Securityholders’ Representative delivers such a request, then the Company shall make or cause to be made such changes to such Tax Return as are reasonably requested by the Securityholders’ Representative except to the extent inconsistent with past practice or applicable Law.
(d)    All Tax-sharing agreements or similar agreements (other than any arrangement entered into in the ordinary course of business and not primarily related to Taxes) with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
(e)    For purposes of this Section 11.3, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, receipts, uses, transfers or assignments of property, or payments to other Persons (including wages) of the Company for the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(f)    Except as otherwise required by applicable Law and to the extent such action could reasonably be expected to cause the Securityholders to be liable for any amounts under this Agreement, none of Parent, the Company or any of their respective Affiliates shall (or shall cause or permit the Company to) (i) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any of the Company with respect to any Pre-Closing Tax Period, (ii) make any election under Section 336 or 338 of the Code or other similar provision of applicable Law in connection with the transactions provided for herein or make any Tax election in a post-Closing Tax Return that has retroactive effect to any Pre-Closing Tax Period, (iii) file any ruling or request with any taxing authority that relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period, (iv) (A) enter into any voluntary disclosure with any taxing authority or (B) approach any taxing authority with respect to a voluntary disclosure, in each case regarding any Tax or Tax Returns of the Company for a Pre-Closing Tax Period (including any voluntary disclosure with a taxing authority with respect to filing Tax Returns or paying Taxes for Pre-Closing Tax Period in a jurisdiction that the Company did not previously file a Tax Return or pay Taxes) or (v) except as contemplated by this Agreement, enter into any transactions on the Closing Date after the Closing outside of the ordinary course of business.
(g)    Except with respect to any Tax refunds arising from the carryback of any post-Closing Tax loss, deduction or credit, any refunds of Taxes paid with respect to any Pre-Closing Tax Period that are received by Parent or the Company (any such amount, the “Pre-Closing Tax Refund”) shall be for the account of the Securityholders to the extent that such Taxes were paid by the Company prior to the Closing Date, such Taxes were reflected in the calculation of Net Working Capital (as finally determined herein) or the Securityholders have otherwise borne, or agreed to indemnify any Parent Indemnitees for such Taxes, and Parent shall pay over to the Paying Agent (for the benefit of the Securityholders) any such Pre-Closing Tax Refund (or portion thereof), net of any Taxes imposed with respect to the receipt or payment of such refund or credit, within fifteen (15) days after receipt thereof. Parent shall cooperate with the Securityholders’ Representative in obtaining such Pre-Closing Tax Refunds, including through, at Securityholders’ cost and expense, the filing of amended Tax Returns or refund claims and to the extent permitted by applicable Law shall request and shall cause the Company to request, a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Tax Refunds.
Section 11.4    Conduct of Business by the Company. During the Interim Period, except as otherwise expressly provided herein and except as set forth on Schedule 11.4 or as otherwise required by applicable Law, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company (x) shall conduct its businesses only in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (y) shall maintain its legal existence and (z) shall not take or omit to be taken any action, which would result in a Material Adverse Effect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    take or knowingly omit to take any action that, if taken or omitted between the date of the November 2018 Balance Sheet and the date hereof, would require disclosure under Section 8.7 or take or knowingly omit to take any action that would otherwise result in a breach of any of the representations, warranties or covenants made by the Company in this Agreement;
(b)    fail to maintain its existence as a corporation;
(c)    make or agree to make, any payment or distribution of any non-cash assets of the Company or authorize, grant, sell, issue, repurchase or redeem any Equity Securities of the Company (other than the issuance of shares of Common Stock upon exercise of any outstanding Stock Options or conversion of any shares of Preferred Stock);
(d)    enter into any other material transaction, except on an arm’s-length basis in the ordinary course of business;
(e)    enter into any Material Contract, other than in the ordinary course of business consistent with past practices;
(f)    make or grant any bonus, wage, salary or other compensation increase to any employee or group of employees (except in the ordinary course of business or as required by pre-existing Contracts set forth on Schedule 8.10(a)); or
(g)    commit or agree to do any of the foregoing.
Section 11.5    Delivery of Certain Documents to Securityholders.
(a)    Within ten (10) Business Days following the date hereof, the Company shall, in accordance with applicable Law and its Organizational Documents, deliver an information statement in customary form and substance for a transaction of this type (the “Information Statement”) to the

Securityholders (i) describing this Agreement and the transactions contemplated hereby, (ii) requesting that the Stockholders (A) execute the written consent of the Stockholders approving the Merger as provided in Section 228 of the Delaware Corporation Law and (B) waive any appraisal rights under Section 262 of the Delaware Corporation Law (in each case, if such Stockholder has not previously done so) and (iii) requesting that the Securityholders execute and deliver a Securityholder Agreement (if not so previously executed and delivered); provided, that Parent shall have the right to review and approve the Information Statement within a reasonable period prior to the delivery thereof to the Securityholders, which approval shall not be unreasonably, withheld, conditioned or delayed. In connection with such request as referenced in clause (ii) of the immediately preceding sentence, the Company shall, through its board of directors, recommend that the Stockholders approve the Merger. Approval of this Agreement by the Stockholders shall not restrict the ability of the Company’s board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the Delaware Corporation Law.
(b)    At the same time that the Company delivers the Information Statement to the Securityholders, the Company will deliver to each Securityholder an Earn-Out election statement that is customary for a transaction of this type and that is agreed to by Parent and the Company prior to the Closing (the “Earn-Out Election Statement”) and an accredited investor questionnaire that is customary for a transaction of this type and that is agreed to by Parent and the Company prior to the Closing (the “Accredited Investor Questionnaire”). The Earn-Out Election Statement will provide for, among things, a document which requests each Securityholder to indicate thereon such Securityholder’s election concerning the form (and relative percentage, if applicable) of consideration that such Securityholder elects to receive in respect of such Securityholder’s proportionate share of the Earn-Out Amount as follows: (i) one hundred percent (100)% in the form of cash; (ii) fifty percent (50%) in the form of cash and fifty percent (50%) in the form of Earn-Out Shares; or (iii) seventy-five percent (75%) in the form of cash and twenty-five percent (25%) in the form of Earn-Out Shares. With respect to each Securityholder, as a condition to the receipt by such Securityholder of any Earn-Out Amount in the form of Earn-Out Shares, such Securityholder shall be required to execute and deliver to the Company or Parent, at or prior to the Closing Date, the completed and executed Earn-Out Election Statement and Accredited Investor Questionnaire (with the understanding that such Securityholder shall not be required to constitute an Accredited Investor to be eligible to receive Earn-Out Shares, subject to the terms and conditions set forth in clause (c) below).
(c)    Notwithstanding anything contained herein to the contrary, if more than thirty-five (35) Securityholders who are Non-Accredited Securityholders elect to receive Earn-Out Shares pursuant to their Earn-Out Election Statement, Parent shall only be obligated to issue Earn-Out Shares to thirty-five (35) of such Non-Accredited Securityholders. Subject to Section 5.4, the determination as to which of such Non-Accredited Securityholders would receive Earn-Out Shares and which of such Non-Accredited Securityholders would not receive Earn-Out Shares but rather receive one hundred percent (100%) of the Earn-Out Amount in cash, notwithstanding such Non-Accredited Securityholder’s election pursuant to its Earn-Out Election Statement, shall be made as follows:
(i)    if thirty-five (35) or fewer Non-Accredited Securityholders elect to receive Earn-Out Shares, then all such Non-Accredited Securityholders shall be entitled to receive Earn-Out Shares pursuant to such Non-Accredited Securityholder’s Earn-Out Election Statement;
(ii)    if (A) more than thirty-five (35) Non-Accredited Securityholders elect to receive Earn-Out Shares and (B) thirty-five (35) or fewer of such Non-Accredited Securityholders are Non-Accredited Electing Stockholders, then all such Non-Accredited Electing Stockholders shall be entitled to receive Earn-Out Shares pursuant to such Non-Accredited Electing Stockholder’s Earn-Out Election Statement;

(iii)    if (A) more than thirty-five (35) Non-Accredited Securityholders elect to receive Earn-Out Shares and (B) more than thirty-five (35) of such Non-Accredited Securityholders are Non-Accredited Electing Stockholders, then all such Non-Accredited Electing Stockholders will be deemed to have elected to receive such Non-Accredited Electing Stockholder’s share of the Earn-Out Amount attributable to such Non-Accredited Electing Stockholder’s shares of Company Stock one hundred percent (100)% in cash; and
(iv)    If (A) more than thirty-five (35) Non-Accredited Securityholders elect to receive Earn-Out Shares and (B) less than thirty-five (35) Non-Accredited Electing Stockholders are eligible to receive Earn-Out Shares pursuant to Section 11.5(c)(ii) or Section 11.5(c)(iii), to the extent there are any Non-Accredited Electing Optionholders, the board of directors of the Company shall determine which of such Non-Accredited Electing Optionholders would be entitled to receive Earn-Out Shares with respect to such Non-Accredited Electing Optionholder’s Stock Options; provided, that in no event shall more than thirty-five (35) Non-Accredited Securityholders be entitled to receive Earn-Out Shares.
(d)    In addition, for any Securityholder that fails to timely return a completed and executed Earn-Out Election Statement prior to the Closing in accordance with the timing requirements that will be set forth on the Earn-Out Election Statement, such Securityholder will be deemed to have elected to receive such Securityholder’s share of the Earn-Out Amount in one hundred percent (100%) of cash.
Section 11.6    Efforts. Each of the Parties shall use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Article VI and Article VII, as applicable to each such Party). At the Closing, each Party shall execute and deliver the agreements and instruments contemplated hereby to be executed and delivered by such Party at the Closing.
Section 11.7    Approvals. With respect to the period from the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article XII (the “Interim Period”), the Securityholders’ Representative, the Company and Parent shall each use reasonable best efforts to obtain all approvals of Governmental Entities and Third Party Approvals contemplated or required to be obtained by them in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) Parent, Merger Sub, the Securityholders’ Representative and the Company shall give all notices and make all filings required and use commercially reasonable efforts to obtain all such approvals of Governmental Entities and Third Party Approvals and (b) the Parties shall cooperate with each other in connection with the preparation of any filing or submission and in connection with response to any investigation or other inquiry required by or in connection with any approvals of Governmental Entities contemplated or required in connection with the transactions contemplated by this Agreement. On the basis of the representations and warranties set forth in Section 8.26, Parent and the Company do not intend to file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.
Section 11.8    Access. Subject to applicable Law, the Company shall afford, and cause its officers, directors, employees, attorneys, accountants and other agents to afford, to Parent and its Representatives reasonable access at all reasonable times and during normal business hours, upon Parent’s or its Representatives’ request to the Company, books, contracts and records of the Company and to business, financial, legal, tax, compensation and other data and information concerning the affairs and operations of the Company; provided, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or jeopardize the protection of the attorney-client privilege (provided that the Company shall use commercially reasonable efforts to make alternative arrangements to disclose such information that does not have the foregoing effects).
Section 11.9    Exclusivity. The Company shall not, and shall permit any of its Affiliates and Representatives, to, directly or indirectly, (a) solicit, knowingly initiate, knowingly encourage or discuss any proposal or offer from any Person (other than Parent or its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any Company Transaction or (b) furnish any information with respect to(other than Parent or its Affiliates) in respect of any Company Transaction. The Company agrees to notify Parent promptly if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction to the Company, which notification shall include (subject to any confidentiality obligations set forth in agreements in effect as of the date hereof) the identity of the Person making such proposal, offer, inquiry or contact and the proposed terms thereof.
Section 11.10    Evidence of Signing Stockholder Documents . Within one (1) Business Day following the date hereof, the Company shall deliver to Parent (a) the Stockholder Approval and (b) Securityholder Agreements executed by each of the Stockholders who executed the Stockholder Approval (collectively, the “Evidence of Signing Stockholder Documents”).
Section 11.11    Regulatory Matters. The Company agrees to provide written documentation to Parent prior to the Closing Date with respect to each item set forth on Schedule 11.11.
Section 11.12    Indemnification of Directors and Officers.
(a)    For six (6) years after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company, in any case as in effect as of the date hereof and subject to any limitations of applicable Law or set forth in any Company Indemnification Provisions, pursuant to the indemnification provisions of the Company’s Organizational Documents and pursuant to any indemnification agreements in effect as of the date hereof (collectively, the “Company Indemnification Provisions”) among the Company and the current and former directors and officers of the Company (the “D&O Indemnitees”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 11.12(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the resolution thereof.
(b)    In connection with the Closing, the Company shall, at its own expense, purchase a six (6) year directors’ and officers’ “tail” insurance policy, in the coverage and amounts, and on the terms and conditions, of the current policies of directors’ and officers’ liability (and fiduciary) insurance maintained by or on behalf of the Company as of the date hereof (the “D&O Tail”), that provides coverage for acts or omissions of the D&O Indemnitees occurring at or prior to the Effective Time. The premium for the D&O Tail shall be paid at the Closing. From and after the Closing, the Surviving Corporation shall (and shall cause its Subsidiaries to) not cancel (or permit to be cancelled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation of the D&O Tail.
(c)    If the Surviving Corporation or any of their respective successors or assigns proposes to (i) consolidate with or merge into any other Person and the Surviving Corporation shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Surviving Corporation, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 11.12.
(d)    The provisions of this Section 11.12 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee, and his or her successors, heirs and Representatives and shall be binding on all successors and assigns of the Surviving Corporation and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
Section 11.13    Registration of Earn-Out Shares.
(a)    As promptly as practicable (and in any event within ten (10) Business Days) following the issuance of any Earn-Out Shares under this Agreement, Parent shall file with the SEC, and use its reasonable best efforts to cause to be declared effective as soon as reasonably practicable after filing, either (i) a Registration Statement covering the resale of such Earn-Out Shares held by the holders of such Earn-Out Shares, or (ii) in the event Parent determines that it may register the resale of such Earn-Out Shares under an existing “shelf” Registration Statement, a prospectus supplement (a “Prospectus Supplement”) under such “shelf” Registration Statement covering the resale of such Earn-Out Shares. Parent shall use its reasonable best efforts to maintain the continuous effectiveness of each Registration Statement or Prospectus Supplement, as applicable, until the earlier of (A) the date all such Earn-Out Shares have been sold pursuant to such Registration Statement or Prospectus Supplement, as applicable, or (B) such time as all holders of such Earn-Out Shares may sell such Earn-Out Shares under Rule 144 of the Securities Act.
(b)    Parent shall use reasonable best efforts to comply with its obligations under the Securities Act and the Exchange Act to keep the Registration Statement (including an existing “shelf” Registration Statement under which a Prospectus Supplement is filed) referenced in clause (a) effective through the date referenced in clause (a)  and without limiting the foregoing, Parent shall (i) prepare and file with the SEC such amendments to such Registration Statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all such Earn-Out Shares included in such Registration Statement or Prospectus Supplement, as the case may be and (ii) register or qualify such Earn-Out Shares included in such Registration Statement or Prospectus Supplement, as the case may be, under the applicable under the state securities or “blue sky” laws. Parent shall also use reasonable best efforts to prevent the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement, or to secure the withdrawal of, any such stop order as promptly as practicable. Parent shall notify each holder of Earn-Out Shares, promptly after it shall receive notice thereof, of the date and time a Registration Statement and each post-effective amendment thereto shall have become or been declared effective or an amendment or supplement to any prospectus forming a part of the Registration Statement shall have been filed with the SEC.
(c)    Parent shall use commercially reasonable efforts to facilitate the resale of the Earn-Out Shares under Rule 144 of the Securities Act when available to the holder of Earn-Out Shares, including (i) using commercially reasonable efforts to comply with its Exchange Act filing requirements, and (ii) upon receipt of representations reasonably acceptable to Parent’s counsel that such holder meets the requirements for resale under Rule 144 of the Securities Act, obtaining a legal opinion from Parent’s counsel that such Earn-Out Shares are eligible for resale under Rule 144 of the Securities Act and any legends or other restrictions on transfer of such shares may be removed.

(d)    Each Securityholder that receives Earn-Out Shares agrees to furnish to Parent such information regarding such Securityholder, the Earn-Out Shares held by such Securityholder and the offer and sale or other distribution proposed by such Securityholder as Parent may reasonably request, in connection with any registration of the Earn-Out Shares and any resale of the Earn-Out Shares under Rule 144 of the Securities Act. Each Securityholder that receives Earn-Out Shares agrees that none of the information supplied or to be supplied by such Securityholder expressly for inclusion or incorporation by reference in the Registration Statement, or Prospectus Supplement, as applicable, will, at the time the Registration Statement, or Prospectus Supplement, as applicable, and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e)    All costs, fees, and expenses incurred by Parent in connection with the preparation and filing of the Registration Statement, or Prospectus Supplement, as applicable, and any amendments or supplements thereto, and any actions or filings necessary to maintain the effectiveness of the Registration Statement, or Prospectus Supplement, as applicable, shall be at Parent’s expense, including all SEC fees, “blue sky” registration and filing fees, NASDAQ (or any subsequent exchange or trading market in which the shares of Parent Common Stock have their primary listing at the applicable time) notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants; provided, however, that in no event shall Parent be required to pay any brokers’ fees or similar commissions on any sales of such shares by or on behalf of any Securityholder that receives Earn-Out Shares.
(f)    At least three (3) Business Days prior to the filing of the Registration Statement, or Prospectus Supplement, as applicable, or any prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, or before sending a response to an SEC comment letter related to the Registration Statement, Parent shall furnish to the Securityholder that receives Earn-Out Shares copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the review and comment of the Securityholders’ Representative, on behalf of the Securityholders that receive Earn-Out Shares, and Parent shall consider in good faith the changes reasonably requested by the Securityholders’ Representative prior to making any such filing.
(g)    Parent may postpone the filing of any Registration Statement (or Prospectus Supplement) required hereunder for a reasonable period of time, not to exceed thirty (30) consecutive days and sixty (60) days in the aggregate during any one hundred and eighty (180) day period, if in the good faith judgment of Parent following consultation with legal counsel, it would be detrimental to Parent or its stockholders for resales of Earn-Out Shares to be made pursuant to any Registration Statement (or Prospectus Supplement) due to (i) the existence of a material development or potential material development involving Parent that Parent would be obligated to disclose or incorporate by reference in such Registration Statement (or Prospectus Supplement), which disclosure would be premature or otherwise inadvisable at such time or (ii) interference with an actual or potential material financing or business combination transaction involving Parent (a “Black Out Period”). Upon notice of the existence of a Black Out Period from Parent to any Securityholder that receives Earn-Out Shares with respect to any Registration Statement (or Prospectus Supplement), such Securityholder shall refrain from selling its Earn-Out Shares under such Registration Statement (or Prospectus Supplement) until such Black Out Period has ended.
(h)    Parent shall indemnify and hold harmless, to the extent permitted by applicable Law, the Securityholder Indemnitees, from and against any Losses to which any Securityholder Indemnitee may become subject (under the Securities Act or otherwise) to the extent such Losses arise out of any untrue statement of a material fact contained in the Registration Statement, Prospectus Supplement, or any other document filed in accordance with this Section 11.13, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such Losses arising out of any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of any Securityholder that receives Earn-Out Shares specifically for use in the preparation of the Registration Statement or Prospectus Supplement, as applicable. Each Securityholder that receives Earn-Out Shares shall, on a several basis, indemnify and hold harmless, to the extent permitted by applicable Law, the Parent Indemnitees to the same extent as the foregoing indemnity from Parent, but only with reference to information furnished in writing by or on behalf of such Securityholder to Parent, specifically for use in the preparation of the Registration Statement or Prospectus Supplement. Section 10.6 shall apply, mutatis mutandis, to any claim for indemnification under this Section 11.12(h).
Section 11.14    NASDAQ Listing. Prior to the date that the Earn-Out Shares are required to be issued by Parent hereunder, Parent shall take such actions as may be necessary to list the Earn-Out Shares for trading on NASDAQ (or any subsequent exchange or trading market in which the shares of Parent Common Stock have their primary listing at the applicable time).
Section 11.15    Personal Guaranty. The Company and Parent will take all actions reasonably necessary in order for the guaranty given by Don Cohn (or his Affiliate) in respect of liabilities of the Company concerning the Company’s corporate credit card(s) to be terminated prior to or at the Closing.
Section 11.16    Section 280G Approval.
(a)    No later than three (3) Business Days prior to the Closing Date, the Company shall solicit, and use its reasonable best efforts to obtain, the approval, in accordance with the requirements of Section 280G of the Code and the regulations thereunder, including Q&A-7 of Treasury Regulation Section 1.280G-1, by such number of equityholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G and Section 4999 of the Code inapplicable to any and all payments and/or benefits that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that could not be deductible by reason of Section 280G of the Code or that could be subject to an excise tax under Section 4999 of the Code (the “280G Approval”).
(b)    Prior to the initiation of the approval procedure under Section 11.16(a), the Company shall have obtained a waiver of the right to receive payments and/or benefits that, individually or in the aggregate, reasonably could constitute “parachute payments” under Section 280G of the Code and the regulations thereunder (a “Parachute Payment Waiver”) from each Person who reasonably could be a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations thereunder) with respect to the Company and who reasonably might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver to Parent no later than one (1) Business Day prior to the solicitation of the 280G Approval pursuant to Section 11.16(a).
(c)    The Company shall provide to Parent drafts of all disclosure materials, calculations, Parachute Payment Waivers, members votes and related materials used to effectuate such 280G Approval in advance of distribution, and the foregoing shall be reasonably acceptable to Parent.

Section 11.17    Termination of 401(k) Plan. Prior to the Closing, the Company shall take all actions necessary to terminate the Geneva Healthcare 401(k) Profit Sharing Plan & Trust (the “401(k) Plan”) effective immediately prior to the Closing Date. The Company shall provide evidence in form and substance reasonably satisfactory to Parent, of (a) an executed resolution of the Company’s board of directors terminating the 401(k) Plan effective prior to the Closing, (b) amendments to the 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements) and (c) any and all other actions as Parent may reasonably direct in connection with the termination of the 401(k) Plan.
Section 11.18    December 2018 Balance Sheet. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent the unaudited balance sheet of the Company as of December 31, 2018 (the “December 2018 Balance Sheet”), and the related unaudited statements of profit and loss for the twelve-month period then ended.
Section 11.19    Company Continuing Employees.
(a)    During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Parent shall and shall cause the Company to provide each employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing and (ii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing.
(b)    With respect to any employee benefit plan maintained by Parent or its Subsidiaries (collectively, “Parent Benefit Plans”), Parent shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Employee Benefit Plan.
(c)    In addition, Parent agrees to consult with the Company’s president, chief executive officer or equivalent executive of the Surviving Corporation prior to Parent or the Company changing any salaries or terminating any Company employees, in any case, for a period of twelve (12) months following the Closing.
(d)    Nothing in this Section shall (i) confer upon any Company employee any right to continue in the employment or service of Parent or the Company or (ii) interfere with or restrict in any way the rights of Parent or the Company, to discharge or terminate the services of any such employee at any time, with or without cause.
ARTICLE XII.
Termination
Section 12.1    General. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)    by the mutual written consent of the Company and Parent, in each case duly authorized by their respective board of directors;

(b)    by Parent, if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has given rise to the failure of a condition set forth in Article VISection 6.1 (and such violation or breach has not been waived by Parent) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof from Parent and (ii) the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to Parent at any time that Parent or Merger Sub has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction of any of the Company’s conditions to Closing hereunder (and has not been waived by the Company) or, if capable of being cured, has not been cured by Parent and Merger Sub;
(c)    by the Company, if there has been a violation or breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which has given rise to the failure of a condition set forth in Article VII (and such violation or breach has not been waived by the Company) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof from the Company and (ii) the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to the Company at any time that the Company has violated, or is in breach of, any covenant, representation or warranty hereunder if such breach has prevented satisfaction of Parent’s and Merger Sub’s conditions to Closing hereunder (and has not been waived by Parent or Merger Sub) or, if capable of being cured, has not been cured by the Company; or
(d)    by Parent or the Company if (i) the Evidence of Signing Stockholder Documents has not been delivered to Parent within one (1) Business Day of the date hereof and has not been delivered to Parent as of the date notice of termination has been delivered or (ii) the transactions contemplated by this Agreement have not been consummated on or prior to March 31, 2019 (the “Termination Date”); provided, that (A) Parent shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if Parent’s or Merger Sub’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby and (B) the Company shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
Section 12.2    Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all rights and obligations of the Parties shall terminate and become void and of no further force or effect (except that Section 11.1, this Section 12.2 and Article XIII shall survive the termination of this Agreement) and no Party shall have any liability to any other Party. Notwithstanding anything to the contrary contained herein, termination of this Agreement pursuant to Section 12.1 shall not release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to such termination.
ARTICLE XIII.
Miscellaneous
Section 13.1    Fees and Expenses. Parent and Merger Sub shall pay all of its own costs, fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the consummation (or the preparation for the consummation) of the transactions contemplated hereby (including fees and expenses of legal counsel, accountants and other Representatives and consultants and due diligence (including travel-related) costs, fees and expenses, the costs and expenses of Parent preparing, making, defending and responding to any filing under the HSR Act). The Securityholders shall be solely responsible for all of the Transaction Expenses; provided, that, the Company shall pay (or cause to be paid)

the Estimated Transaction Expenses on behalf of the Securityholders (including without limitation fees and expenses of legal counsel, accountants, investment bankers and other Representatives and consultants) as contemplated by Section 5.2(c).
Section 13.2    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by applicable Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company and/or the Securityholders’ Representative, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and/or the Securityholders’ Representative, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement (without the posting of bond or other security) to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.
Section 13.3    Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived, in accordance with the following: (a) any such amendment or waiver shall be binding upon the Company only if set forth in a writing executed by the Company and referring specifically to the provision alleged to have been amended or waived, (b) any such amendment or waiver shall be binding upon Parent and Merger Sub only if set forth in a writing executed by Parent and referring specifically to the provision alleged to have been amended or waived and (c) any such amendment or waiver shall be binding upon the Securityholders only if set forth in a writing executed by the Securityholders’ Representative and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
Section 13.4    Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and the rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and assigns of the Parties whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by (a) the Company or the Securityholders’ Representative, without the prior written consent of Parent or (b) Parent or Merger Sub, without the prior written consent of the Company (prior to the Closing) or the Securityholders’ Representative (following the Closing); provided that Parent may assign its rights and obligations hereunder to an Affiliate of Parent, except that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not timely perform such obligations.
Section 13.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 13.6    Counterparts. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature. No Party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated electronically as a defense to the formation of a contract, and each such Party forever waives any such defense.
Section 13.7    Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. All references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations. Words using the singular or plural number also shall include the plural or singular number, respectively. References to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto). References to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Entity, Persons succeeding to the relevant functions of such Person). The term “or” has the inclusive meaning represented by the phrase “and/or.” The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.
Section 13.8    Entire Agreement. This Agreement and the Schedules hereto and the Confidentiality Agreement taken together with the other Transaction Agreements contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain Letter of Intent, dated December 19, 2018, by and between the Company and Parent and the Confidentiality Agreement which shall, effective as of the Closing, terminate and be of no further force or effect) whether written or oral, relating to such subject matter in any way.
Section 13.9    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and each of their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, that the Parent Indemnitees and the Securityholder Indemnitees are intended third party beneficiaries of Section 10.2, the D&O Indemnitees are intended third party beneficiaries of Section 11.12, and the members of the Securityholders’ Representative Group are intended third party beneficiaries of Section 13.14.
Section 13.10    Disclosure Schedules. The Disclosure Schedule and all other Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any exception to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement to the extent that (a) the substance of such exception is reasonably disclosed on the applicable Schedule, (b) a specific cross-reference to a disclosure on another Schedule, which also reasonably discloses the substance of the exception, is made or (c) the applicability of such exception to another representation and warranty is reasonably apparent on its face (without reference to any underlying document or matter). No reference to or disclosure of any item or other matter in the Disclosure Schedule shall: (i) represent a determination that such item or other matter is material (or otherwise establish a standard of materiality) or that such item or matter is required to be referred to or disclosed in the Disclosure Schedule; and (ii) represent a determination that such item or other matter did not arise in the ordinary course of business. The information contained in the Disclosure Schedule is provided solely for purposes of making disclosures to Parent and Merger Sub under this Agreement. In disclosing such information, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in the Disclosure Schedule.
Section 13.11    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware.
(b)    Without limiting any Party from enforcing any judgment or seeking specific performance as an interim measure in any appropriate jurisdiction and venue, the Parties agree that jurisdiction and venue in any suit, action, or proceeding brought by any Party pursuant to this Agreement or the transactions contemplated hereby shall properly and exclusively lie in the chancery court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the chancery court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each Party also agrees not to bring any suit, action or proceeding, arising out of or relating to this Agreement or the transactions contemplated hereby in any other court (other than upon the appeal of any judgment, decision or action of any such court located in Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such suit, action or proceeding. The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 13.12 of this Agreement. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
(c)    THE PARTIES EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 13.12    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or .pdf attachment to email (provided that in each case, a confirmation copy is sent via reputable overnight courier service for delivery within two (2) Business Days thereafter), or (d) five (5) Business Days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), provided, that notices to the Securityholders’ Representative shall be delivered solely by facsimile or email. Such notices, demands and communications shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:
Notices to the Securityholders’ Representative:
Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com
Notices the Company, if prior to the Effective Time:
Geneva Healthcare, Inc.
3 Columbus Circle, 15th Floor
New York, New York 10019
Attention: Yuri Sudhakar
Facsimile: (619) 376-1926
Email: Yuri@Genevahealthcare.com
with a copy to (which shall not constitute notice to such Party):
Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, CA 92130
Attention:     Jason Skolnik
Facsimile:    (858) 350-2399
Email:         jskolnik@wsgr.com

Notices to Parent, Merger Sub or, if after the Effective Time, the Company:
BioTelemetry, Inc.
1000 Cedar Hollow Road, Suite 102
Malvern, Pennsylvania 19355
Attention:     Peter Ferola
Facsimile:     (610) 828-8048
Email:         peter.ferola@biotelinc.com
with a copy to (which shall not constitute notice to such Party):
Greenberg Traurig, P.A.
401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, Florida 33301
Attention:    Matthew Miller, Esq.
Facsimile:     (954) 759-5559
Email:         millerma@gtlaw.com
Without limiting the foregoing, any Party hereto may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 13.13    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 13.14    Appointment of Securityholders’ Representative.
(a)    Each Securityholder (on such Securityholder’s own behalf and on behalf of such Securityholder’s heirs, executors, legal representatives, successors and assigns) irrevocably constitutes, empowers and appoints the Securityholders’ Representative as such Securityholder’s true and lawful attorney-in-fact and exclusive agent and authorizes such Person to act for such Securityholder and in such Securityholder’s name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement which shall include the power and authority to do any of the foregoing on behalf of such Securityholder:
(i)    give and receive communications and notices on behalf of the Securityholders;
(ii)    execute and deliver such waivers and consents in connection with this Agreement and the consummation of the transactions contemplated hereby as the Securityholders’ Representative, in its sole discretion, may deem necessary or desirable;
(iii)    amend, supplement or change this Agreement, or waive any provision hereof;
(iv)    enforce and protect the rights and interests of the Securityholders and of the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement (including in connection with any and all claims for indemnification brought hereunder), and to take any and all actions which the Securityholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Securityholders, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent or the Company (after the Closing), defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, comprising or settling any such Claims, conducting negotiations with Parent, the Company (after the Closing) and their respective Representatives regarding such Claims, and, in connection therewith, to (A) assert any Claim or institute any investigation or proceeding, (B) investigate, defend, contest or litigate any Claim initiated by Parent, the Company or any other Person, or by any Governmental Entity against the Securityholders’ Representative and/or any of the

Securityholders, and receive process on behalf of any or all Securityholders in any such Claim and compromise or settle on such terms as the Securityholders’ Representative shall determine to be appropriate, and give receipts, releases, discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Securityholders’ Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such Claim, it being understood that the Securityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
(v)    refrain from enforcing any right of the Securityholders or any of them and/or the Securityholders’ Representative arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Securityholders’ Representative, except as otherwise provided in this Agreement shall be deemed a waiver of any such right or interest by the Securityholders’ Representative or by the Securityholders unless such waiver is in writing signed by the waiving Party or the Securityholders’ Representative;
(vi)    make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and in general, to do any and all things and to take any and all action as the Securityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or executed in connection herewith; and
(vii)    take all actions necessary or appropriate in the judgment of the Securityholders’ Representative to accomplish any of the foregoing or otherwise in connection with this Agreement and the Securityholders’ Representative Engagement Agreement. Notwithstanding the foregoing, the Securityholders’ Representative shall have no obligation to act on behalf of the Securityholders, except as expressly provided herein, in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any other ancillary agreement, schedule, exhibit or the Disclosure Schedule.
(b)    Each of the Securityholders acknowledges and agrees that upon execution and delivery by the Securityholders’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Securityholders’ Representative pursuant to this Section 13.14, such Securityholder shall be bound by such documents as fully as if such Securityholder had executed and delivered such documents.
(c)    Each Securityholder agrees that the Company and Parent shall be entitled to rely on any action taken by the Securityholders’ Representative, on behalf of the Securityholders, pursuant to this Section 13.14 or the Securityholders’ Representative Engagement Agreement (each, an “Authorized Securityholder Action”), and that each Authorized Securityholder Action shall be binding on each Securityholder and such Securityholders’ Representative’s successors as if expressly confirmed and ratified in writing by such Securityholder, as fully as if such Securityholder had taken such Authorized Securityholder Action and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement or the Securityholders’ Representative Engagement Agreement are waived. Each Securityholder hereby releases Parent from any and all liabilities arising as a result of Parent’s reliance upon any action taken by the Securityholders’ Representative where the Securityholders’ Representative asserts that it has authority in the capacity as representative to take such action.

(d)    Each Securityholder, severally and not jointly (based on their relative Securityholder Pro Rata Basis), agrees to pay, and to indemnify and hold harmless, the Company and Parent from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by such Securityholder that an Authorized Securityholder Action is not binding on, or enforceable against, such Securityholder.
(e)    The provisions of this Section 13.14 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, incompetence, bankruptcy or dissolution, granted by each Securityholder and shall be binding upon the heirs, executors, legal representatives, successors and assigns of each Securityholder and shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Earn-Out Amount.
(f)    The Securityholders’ Representative shall be entitled to the payment from the Securityholders of all its expenses reasonably incurred as the Securityholders’ Representative. In connection with the foregoing, at the Closing, the Expense Funds will be paid by Parent to an account controlled by the Securityholders’ Representative, to be used by the Securityholders’ Representative to pay expenses incurred by it in its capacity as the Securityholders’ Representative. The Expense Funds shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Securityholders’ Representative Expenses incurred pursuant to this Agreement or any Securityholders’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Funds other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Funds and has no tax reporting or income distribution obligations. The Securityholders will not receive any interest on the Expense Funds and assign to the Securityholders’ Representative any such interest. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Expense Funds from any consideration otherwise distributable to the Securityholders. Each Securityholder shall pay to the Securityholders’ Representative, on written demand, such Securityholder’s share (on a Securityholder Pro Rata Basis) of all expenses incurred by the Securityholders’ Representative in excess of the Expense Funds. From time to time as the Securityholders’ Representative determines, in its sole discretion, the Securityholders’ Representative may distribute all or a portion of the unused Expense Funds, if any, to the Paying Agent and/or Parent, as applicable, for further distribution to the Securityholders in accordance with Section 4.1 and Section 4.2.
(g)    Certain Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with its services under this Agreement and the Securityholders’ Representative Engagement Agreement (such Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders’ Representative shall act for the Securityholders on all of the matters set forth in this Agreement in the manner the Securityholders’ Representative believes to be in the best interest of the Securityholders and consistent with the obligations under this Agreement, but the Securityholders’ Representative shall not be responsible for any loss or damages the Securityholders may suffer by the performance of its duties under this Agreement, by reason of any error in judgment or other act or omission performed or omitted hereunder in connection with this Agreement or any of the Transaction Agreements, other than loss or damage arising from its willful misconduct or gross negligence in the performance of its duties under this Agreement. The Securityholders’ Representative shall be entitled to rely on advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Securityholders’ Representative pursuant to such advice shall in no event subject the Securityholders’ Representative to liability to any of the Securityholders. The Securityholders’ Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. The Securityholders acknowledge that the Securityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. Neither the Securityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Representative Group”), shall be liable to any Securityholder for any action or failure to act in connection with the acceptance or administration of the Securityholders’ Representative’s responsibilities hereunder or under the Securityholders’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.
(h)    Securityholders agree on a several (and not joint and several) basis (based on their relative Securityholder Pro Rata Basis) to indemnify, defend and hold harmless the Securityholders’ Representative Group from and against any and all Losses that may be incurred by the Securityholders’ Representative arising out of or in connection with its appointment as Securityholders’ Representative under this Agreement and the Securityholders’ Representative Engagement Agreement, including the legal costs of defending itself against any claim or liability in connection with its performance under this Agreement, the Securityholders’ Representative Engagement Agreement and all other Transaction Agreements. The foregoing indemnification shall not apply in the event of any Claim which finally adjudicates the liability of the Securityholders’ Representative hereunder for its gross negligence or willful misconduct. Such Securityholders’ Representative expenses may be recovered first, from the Expense Funds, second, from any distribution of the Earn-Out Amount otherwise distributable to the Securityholders in accordance with this Agreement (subject to the Set-Off Rights of Parent) when such distribution is due and owing to the Securityholders, and third, directly from the Securityholders based on their relative Securityholder Pro Rata Basis. In the event of any indemnification hereunder, upon written notice from the Securityholders’ Representative to the Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Securityholder shall promptly deliver to the Securityholders’ Representative full payment of such Securityholder’s ratable share (on a Securityholder Pro Rata Basis) of the amount of such deficiency. The provisions of this paragraph are included in this Agreement solely for the purpose of defining the rights of exculpation and indemnification that apply as between the Securityholders’ Representative and the Securityholders, and do not impose any obligations on or limit any rights available to Parent.
(i)    All of the indemnities, immunities and powers granted to the Securityholders’ Representative or any member of the Advisory Group under this Agreement shall survive the Closing and/or any termination of this Agreement. The grant of authority provided for herein is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of the Securityholders.
(j)    Each of the Securityholders further acknowledges that the Securityholders’ Representative has engaged counsel to assist it with the negotiation of this Agreement, that such negotiation was conducted on behalf of the Securityholders as a whole and did not account for the individual tax, status or other position or interest of any individual Securityholder and that such Securityholder has reviewed and understands the terms of this Agreement and has had an opportunity to hire counsel of its choosing to assist with the same.
(k)    If Fortis Advisors LLC becomes unable to serve as Securityholders’ Representative, such other Person or Persons may be designated by the Securityholders (acting by vote of the Securityholders who received a majority of the Final Closing Merger Consideration), and such Person or Persons shall succeed as Securityholders’ Representative; provided, that any such Person or Persons designated as Securityholders’ Representative other than a professional representative service shall be subject to the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed).
Section 13.15    Waiver of Conflicts Regarding Representation. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Securityholders (and/or the Securityholders’ Representative) shall have the right, at their or its election, to retain Wilson Sonsini Goodrich & Rosati, P.C. to represent them (or it) in such matter, even if such representation shall be adverse to Parent and/or the Company (or any respective Affiliate thereof). Parent and the Company, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter. Parent and the Company, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (a) any adverse relationship between the interests of any Securityholder (and/or the Securityholders’ Representative), on the one hand, and any Parent and the Company (or any respective Affiliate thereof), on the other hand, in any such matter; and/or (b) any communication between Wilson Sonsini Goodrich & Rosati, P.C. and the Company, any Securityholder, the Securityholders’ Representative and/or their respective Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of the Company or any Securityholder prior to Closing.
Section 13.16    Protected Communication.
(a)    The Parties agree that, immediately prior to the Closing, without the need for any further action (i) all right, title and interest of the Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Securityholders and their respective successors in interest, and (ii) the attorney-client communications privilege arising from any Protected Communications that would have been exercisable by the Company shall thereupon be vested exclusively in the Securityholders and their respective successors in interest and shall be exercised or waived solely as directed by Securityholders or their respective successors in interest. None of the Company, Parent, Merger Sub or any Person acting on any of their behalf shall, without the prior written consent of the Securityholders’ Representative, assert or waive or attempt to assert or waive any such attorney-client communications privilege, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, that the foregoing shall neither prohibit Parent from seeking proper discovery of such documents nor any Securityholder from asserting that such documents are not discoverable to the extent that applicable attorney-client communications privilege has attached thereto. The Company shall, with respect to any Protected Communications in the possession of the Company or within its direct or indirect control (A) promptly upon written request, deliver to the Securityholders’ Representative (in whatever form such Protected Communications are stored, whether paper files, electronic files or otherwise) any Protected Communications so requested and (B) provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of the Securityholders and their respective successors in interest hereunder.

(b)    The Parties understand and agree that nothing in this Agreement shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the Parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The Parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including with respect to information involving or concerning the same subject matter as the disclosed information. The Parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. The Parties further agree that promptly after the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.
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IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Agreement and Plan of Merger on the date first written above.
COMPANY:
GENEVA HEALTHCARE, INC.
By: /s/ Yuri Sudhakar

Name: Yuri Sudhakar

Title: Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE:
FORTIS ADVISORS LLC
By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Agreement and Plan of Merger on the date first written above.
PARENT:
BIOTELEMETRY, INC.
By: /s/ Joseph Capper
Name: Joseph Capper
Title: Chief Executive Officer

MERGER SUB:
TYERSALL MERGER SUB, INC.
By: /s/ Peter Ferola

Name: Peter Ferola

Its: Secretary

Signature Page to Agreement and Plan of Merger